Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

Adial Pharmaceuticals, Inc.,

a Delaware corporation;

ADIAL MERGER SUB I, INC.,

a Delaware corporation;

ADIAL MERGER SUB II, LLC,

a Delaware limited liability company;

and

Azora Therapeutics, Inc.,

a Delaware corporation

dated as of June 11, 2026

i

(continued)

		Page

2.10	Title to Assets	15

2.11	Real Property; Leasehold	15

2.12	Intellectual Property; Privacy	16

2.13	Agreements, Contracts and Commitments	19

2.14	Compliance; Permits; Restrictions	21

2.15	Legal Proceedings; Orders	21

2.16	Tax Matters	21

2.17	Employee and Labor Matters; Benefit Plans	23

2.18	Environmental Matters	26

2.19	Insurance	26

2.20	No Financial Advisors	27

2.21	Transactions with Affiliates	27

2.22	Export Controls and Sanctions Compliance Issues	27

2.23	Anti-Bribery	27

2.24	Disclaimer of Other Representations or Warranties	28

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS	2

3.1	Due Organization; Subsidiaries	28

3.2	Organizational Documents	29

3.3	Authority; Binding Nature of Agreement	29

3.4	Vote Required	29

3.5	Non-Contravention; Consents	30

3.6	Capitalization	30

3.7	SEC Filings; Financial Statements	32

3.8	Absence of Changes	34

3.9	Absence of Undisclosed Liabilities	35

3.10	Title to Assets	36

(continued)

(continued)

(continued)

Exhibits:

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 11, 2026, by and among ADIAL PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), ADIAL MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), ADIAL MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and AZORA THERAPEUTICS, INC., a Delaware corporation (the “Company”), (each, a “Party” and collectively, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company desire to enter into a business combination as contemplated by this Agreement based on the mutually agreed values of each of Parent and the Company.

B. Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

C. Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

D. The Parties intend that: (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

E. The Parent Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders (“Parent Stockholders”), (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the stockholders of the Company (“Company Stockholders”) pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Parent Stockholders vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

F. The First Merger Sub Board has: (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G. The sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

H. The Company Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholders vote to approve the Company Stockholder Matters (collectively, the “Board Approval”).

I. Subsequent to the Board Approval, but prior to the execution and delivery of this Agreement, the requisite Company Stockholders constituting the Required Company Stockholder Vote by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL: (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”), and the Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto.

J. Immediately following the Closing, the Company will transmit to each Company stockholder who did not execute the Stockholder Written Consent any notices required under Section 228(e) and Section 262 of the DGCL.

K. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, the directors and the officers of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as Parent Stockholders) (the “Parent Signatories”) and the directors and the officers of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders) are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).

L. As a condition and inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement and conditioned solely on Closing, the Parent and certain investors named in that certain purchase agreement (collectively, the “PIPE Investors”), dated as of the date hereof (the “Securities Purchase Agreement”), have executed and delivered the Securities Purchase Agreement, pursuant to which the PIPE Investors have agreed to purchase prefunded warrants (the “PIPE Prefunded Warrants”) and common stock warrants (the “PIPE Common Warrants”, and together with the PIPE Prefunded Warrants, the “PIPE Warrants”) to purchase the number of shares of Parent Common Stock set forth in the Securities Purchase Agreement in connection with the Parent Financing.

M. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders set forth on Section A-2 of the Parent Disclosure Schedule (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth in the Parent Stockholder Support Agreement, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

N. Immediately following the execution and delivery of this Agreement, but prior to the filing of the First Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

O. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is executing a registration rights agreement in substantially the form attached as Exhibit E (the “Registration Rights Agreement”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

1.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned subsidiary of Parent. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Step Surviving Corporation. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First Step Surviving Corporation will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

1.3 Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing: (a) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”), and (b) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

1.4 Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Prior to the First Effective Time, Parent shall file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(iii) the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as shall be mutually agreed upon by Parent and the Company.

(c) At the Second Effective Time:

(i) the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to: (A) change the name of the Surviving Entity to “Azora Therapeutics, LLC,” (B) comply with Section 4.5, and (C) make such other changes as are mutually agreed to by Parent and the Company;

(ii) the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to: (A) comply with Section 4.5, and (B) change the name of the Surviving Entity to “Azora Therapeutics, LLC”;

(iii) the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be such persons as shall be mutually agreed upon by Parent and the Company; and

(iv) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Second Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that following the Second Effective Time, the certificate of incorporation may be amended to make such other changes as are mutually agreed to by Parent and the Company.

1.5 Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing shall be (a) 437,474 shares of Parent Common Stock (“Parent Common Stock Payment Shares”) (b) 12,930.617 shares of Parent Convertible Preferred Stock (the “Parent Preferred Stock Payment Shares” and, together with the Parent Common Stock Payment Shares, the “Parent Stock Payment Shares”) in accordance with Section 1.6(a); provided that, subject to Section 1.9, the aggregate number of shares of Parent Common Stock issued or to be issued (i) in the Contemplated Transactions, including shares of Parent Common Stock issuable upon exercise of the Parent Assumed Options, (ii) upon exercise of the PIPE Warrants issued and to be issued to the PIPE Investors in the Parent Financing pursuant to the Securities Purchase Agreement, and (iii) upon exercise of the Azora Noteholder Warrants issued and to be issued to the Azora Noteholders pursuant to the Noteholder Exchange Agreements, collectively, shall not exceed the Cap, as further described in Section 3.4. Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the shares of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (other than any Person receiving Parent Common Stock or securities convertible into Parent Common Stock in the Contemplated Transactions or the Parent Financing) to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the holders of Parent Convertible Preferred Stock upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation (the “Preferred Stock Conversion Proposal”).

1.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5 and Section 1.6(c), each share of Company Capital Stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i)) shall be automatically converted solely into the right to receive the number of Parent Stock Payment Shares as set forth on the Allocation Certificate.

(b) The Company hereby covenants and agrees that, if any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, the Company will cause such shares of Company Common Stock to no longer be subject to any right of repurchase, risk of forfeiture or other such conditions as of the First Effective Time.

(c) No fractional shares of Parent Common Stock and Parent Convertible Preferred Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share, in lieu of such fraction of a share. Any fractional share of Parent Convertible Preferred Stock will be rounded up to the nearest one ten-thousandth of a share, with no additional consideration paid for any fractional shares eliminated due to rounding.

(d) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any member of the Company or stockholder of Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares of common stock of First Merger Sub shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

(e) If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock and Parent Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing in this Agreement will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

1.7 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock, and (ii) book-entry shares representing shares of Company Capital Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall be deemed, from and after the First Effective Time,  to only have the right to receive book-entry shares of Parent Common Stock and Parent Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, such certificates representing shares of Company Common Stock and Book-Entry Shares shall be cancelled; and (b) three Business Days prior to the First Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding as of such time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.6 and 1.8.

1.8 Exchange of Shares.

(a) Parent and the Company have selected VStock Transfer, LLC, a Delaware limited liability company, to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Parent shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing Parent Common Stock and Parent Convertible Preferred Stock issuable pursuant to Section 1.6(a). The Parent Common Stock and Parent Convertible Preferred Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock and Parent Convertible Preferred Stock) that each holder of Company Capital Stock has the right to receive pursuant to the provisions of Section 1.6(a) and each Company Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be cancelled. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.6(e) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

(c) Subject to compliance with applicable escheat Laws, any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for Parent Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Convertible Preferred Stock.

(d) No Party shall be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any shares of Parent Convertible Preferred Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is two years after the Closing Date (or immediately prior to such earlier date on which the related Exchange Funds (and all dividends or other distributions in respect thereof) would otherwise escheat to or become the property of any Governmental Body) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

1.9 Company Options.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall be assumed and converted into and become an option to purchase Parent Common Stock (each, a “Parent Assumed Option”). Accordingly, from and after the First Effective Time: (i) each Parent Assumed Option may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Parent Assumed Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Parent Assumed Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) the other terms of each Parent Assumed Option (including, but not limited to, the expiration date, restrictions on exercisability, and vesting schedule) shall otherwise remain unchanged; provided, that, (I) in the case of any Parent Assumed Option that was converted from a Company Option to which Section 421 of the Code applies as of the First Effective Time by reason of its qualification under Section 422 of the Code, the per share exercise price, the number of shares of Parent Common Stock subject to such Parent Assumed Option and the terms and conditions of such Parent Assumed Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each Parent Assumed Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code and (III) the Parent Assumed Options shall not be exercisable unless and until the Preferred Stock Conversion Proposal is approved; provided, further, that: (x) the terms of the Parent Assumed Options shall be further amended as may be necessary to reflect such assumption and conversion of the Company Options into Parent Assumed Options (such as by making any change in control or similar definition relate to Parent instead of the Company and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events of the Company relate to similar corporate events of Parent instead); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Parent Assumed Option.

(b) Parent shall file with the SEC, promptly after the consummation of the Parent Financing (and in any event, not later than thirty (30) days thereafter), a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Parent Assumed Options in accordance with Section 1.9.

1.10 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

1.11 Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts of Taxes as such Withholding Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any holder of Company Capital Stock is subject to deduction and/or withholding, then, except with respect to compensatory payments to a current or former employee of the Company, or as a result of a failure to deliver the certificate described in Section 6.2 that establishes an exemption from U.S. federal withholding Tax, such Withholding Agent shall: (a) provide written notice to such holder of Company Capital Stock as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (b) use commercially reasonable efforts to cooperate with such holder of Company Capital Stock prior to such deduction and/or withholding to reduce the amount of or eliminate the need for any such deduction and/or withholding to the extent permitted by applicable Law. To the extent that any amounts of Taxes are so deducted and/or withheld and paid over to the appropriate Governmental Body, such deducted and/or withheld amounts of Taxes shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.12 Outstanding Notes. Upon the Closing, the Parent agrees to guarantee the outstanding convertible notes of the Company, in the aggregate principal amount of $5,500,000 (the “Azora Notes”).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.13(h), except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as of the date hereof (or, in the case of representations and warranties that speak as of a specified date, as of such specified date, as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 2.1(c) of the Company Disclosure Schedule: (i) the Company has no Subsidiaries and has never had any Subsidiaries, and (ii) the Company does not own, and has never owned, any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, and does not control, and has never controlled, directly or indirectly, any other Entity.

(d) Except as set forth in Section 2.1(d) of the Company Disclosure Schedule: The Company is not, nor has ever been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(e) The Company has not agreed to, and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(f) The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its respective Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and Company Stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholders vote in favor of the Company Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of the holders of (a) the holders of at least a majority of the shares of Company Preferred Stock outstanding on the record date for the Stockholder Written Consent and entitled to vote thereon, voting as a single class on an as-converted basis, (b) the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholder Written Consent ((a) and (b) collectively, the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Stockholder Written Consent became effective upon the execution of this Agreement by the parties hereto and provided the Required Company Stockholder Vote. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions.

2.5 Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificates of Merger required by the DGCL, the filing of the Certificate of Designation and the approval of the Nasdaq Listing Application, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d) except as set forth in Section 2.5(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract, (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for: (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date immediately prior to the Closing consists of: (i) 48,800,000 shares of Company Common Stock, par value $0.0001 per share, of which 22,856,666 shares are issued and outstanding as of immediately prior to the Closing, and (ii) 19,057,182 shares of Company Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), 11,191,152 of which have been designated Series A-1 Preferred Stock, 11,191,152 of which are issued and outstanding as of immediately prior to the Closing, 6,783,587 of which have been designated Series A-2 Preferred Stock, 6,783,587 of which are issued and outstanding as of immediately prior to the Closing, and 1,082,443 of which have been designated Series A-3 Preferred Stock, 1,055,262 of which are issued and outstanding as of immediately prior to the Closing. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of immediately prior to the Closing, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated in this Agreement or as set forth in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists (i) all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and (ii) whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c) Except for the Company’s 2017 Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has authorized 4,869,453 shares of Company Common Stock for issuance under the Company Plan, of which 3,690,382 shares have been issued and are currently outstanding. As of the date of this Agreement, 4,537,787 shares have been reserved for issuance upon (i) exercise of Company Options previously granted and currently outstanding under the Company Plan, and (ii) exercise of Company restricted stock awards previously granted and currently outstanding under the Company Plan, and 847,405 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (vii) the date on which such Company Option expires, (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (ix) whether such Company Option is “early exercisable.” The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding Company Options granted thereunder. No vesting of Company Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth in Section 2.6(c) of the Company Disclosure Schedule. The per share exercise price of each Company Option is at least equal to the per share fair market value of the Company Common Stock as of the date such Company Option was granted. In addition, other than the Company Options, there are no bonds, debentures, notes or other indebtedness involving the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d) Except for Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

2.7 Financial Statements.

(a) Prior to the execution hereof, the Company has provided to Parent true and complete copies of the Company Unaudited Interim Balance Sheet, (collectively, the “Company Financials”). The Company Financials were (i) derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates and (iii) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein, except for normal, recurring year-end audit adjustments and the absence of footnotes.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii)  access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (iii) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis.

(c) The Company has not entered into any securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since the Company’s inception.

(d) Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, since the Company’s inception, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified: (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Company Material Adverse Effect and (y) the Company has not done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock; or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);

(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of the Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and consultants in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company ;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) either: (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement and other than the Company Plan or any Company Option: (A) adopted, terminated, established or entered into any Company Benefit Plan; (B) caused or permitted any Company Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (E) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;

(g) entered into any Labor Agreement;

(h) entered into any material transaction outside the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(i) acquired any material asset or sold or otherwise irrevocably disposed of any of its assets or properties (other than disposal of obsolete assets), or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed, cancelled, abandoned, allowed to lapse, or otherwise disposed of any material Company IP (other than (A) pursuant to non-exclusive licenses granted in the Ordinary Course of Business or (B) expiration of Company IP in accordance with the applicable statutory term);

(k) made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an automatic extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $100,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the actions in Sections 2.8(a) through 2.8(n).

2.9 Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business not in excess of $50,000, (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business (other than those resulting from a breach of such Company Contracts), (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all material tangible assets reflected on the Company Unaudited Interim Balance Sheet, and (b) all other material tangible assets reflected in the books and records of the Company as being owned by the Company. All of such material tangible assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. The Company does not own, nor has ever owned, any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company, or to the Knowledge of the Company, any other party thereto. The Company’s possession, occupancy, lease, use and/or operation of each such leased property and leasehold interests conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such leased properties or leaseholder interests, or (iii) requests the performance of any repairs, alterations or other work, in each case, to such leased property and leaseholder interests.

2.12 Intellectual Property; Privacy.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Company, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and to the extent applicable, the twenty (20) year patent term expiration date. There are no material Trademarks, Copyrights, Internet domain names, or material proprietary Software. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. For all patents and patent applications set forth in Section 2.12(a) of the Company Disclosure Schedule, all necessary registration, maintenance, renewal and other relevant filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such patents and patent applications in full force and effect. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting. There are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by the Company, except as disclosed on Section 2.12(a) of the Company Disclosure Schedule. The Company IP shall be available for use by the Surviving Entity immediately after the Closing Date on identical terms and conditions to those under which the Company owned or used the Company IP immediately prior to the Closing Date.

(b) The Company exclusively owns all right, title and interest in and to all material Company Owned IP (provided, that, with respect to the Registered IP disclosed in Section 2.12(a) of the Company Disclosure Schedule that is identified as owned jointly by the Company with one or more co-owners, the Company exclusively owns all right, title and interest in and to its respective undivided ownership interest therein), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Company owns or has a valid, enforceable written license to use all Company IP and all other Intellectual Property Rights used in, material to, or otherwise necessary for the operation of the Company’s business as currently conducted and as contemplated for the Company’s products in development, including AT177 for treating ulcerative colitis and Crohn’s disease. Each Company Associate involved in the creation or development of any material Company Owned IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company Owned IP to the Company, which written agreement, to the Knowledge of the Company, is valid and enforceable. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a written agreement containing confidentiality provisions protecting the Company Owned IP, trade secrets and confidential information which written agreement, to the Knowledge of the Company, is valid and enforceable. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Company Owned IP, such that any such Governmental Body or institution has any claim to ownership rights or a license to such Company Owned IP or the right to receive royalties for the practice of such Company Owned IP.

(d) Section 2.12(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company (i) is granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Intellectual Property Right owned by any third party Person (each a “Company In-bound License”) or (ii) grants to any third party Person any license under, or otherwise grants any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Company IP (each a “Company Out-bound License”) (provided, that, Section 2.12(d) of the Company Disclosure Schedule may not set forth, and Company In-bound Licenses shall not include Company Standard Inbound Contracts; and Section 2.12(d) of the Company Disclosure schedule may not set forth, and Company Out-bound Licenses shall not include Company Standard Outbound Contracts). To the Knowledge of the Company, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company nor, to the Knowledge of the Company, any other party to any Company In-bound License or Company Out-bound License, is in material breach of such Company In-bound License or Company Out-bound License. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, none of the terms or conditions of any Company In-bound License or any Company Out-bound License obligates the Company or any of its Affiliates to maintain or prosecute any Intellectual Property Rights should the Company choose to terminate such Intellectual Property Rights.

(e) To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted and contemplated does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since January 1, 2023, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Company Owned IP and, to the Knowledge of the Company, none of the Company Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP.

(g) No source code of any Software owned by the Company has been licensed or otherwise provided to another Person other than to consultants and contractors who are licensed to use the source code solely in connection with performing work on behalf of the Company and who are bound by confidentiality obligations with respect to such source code (“Permitted Source Code Sublicensees”). Neither the Company has disclosed or delivered to any escrow agent or any other Person (other than Permitted Source Code Sublicensees) any of the source code of any Software owned by the Company, and no other Person (other than Permitted Source Code Sublicensees) has the right, contingent or otherwise, to obtain access to or use any such source code. The Company has in its possession, or has all necessary rights to obtain, all Software source code and all related technical and other information required to enable its appropriately skilled employees or those of another Person to maintain and support the Software owned by the Company.

(h) The Company has not (i) incorporated Open Source Software into, or combined Open Source Software with, any proprietary Software of the Company (ii) distributed Open Source Software in conjunction with or for use with any proprietary Software of the Company, or (iii) otherwise used Open Source Software, in each case, in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code of any proprietary Software of the Company to any Person or otherwise affects the Company’s freedom of action with respect to the use or distribution of any proprietary Software of the Company. All use and distribution of any Open Source Software by the Company is and has been in compliance in all material respects with all licenses applicable thereto, including all applicable copyright notice and attribution requirements.

(i) The Company has used commercially reasonable efforts designed to prevent the introduction into any Software owned by the Company, and, to the Knowledge of the Company, such Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(j) To the Knowledge of the Company, the Company and the operation of the Company’s business are, and at all times since the Company’s inception have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to the Company, the Company has at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company. Since the Company’s inception, there has been (i) no loss or theft of, malfunction of, or security breach relating to, Company Data or the Company’s information technology systems, (ii) no material violation of any security policy of the Company regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of any Company Data. The Company has not provided or been legally required to provide any notices to any Person in connection with an unauthorized access, use, or disclosure of Company Data. The Company has not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Company Data or alleging any violation of applicable Privacy and Data Processing Requirements. Since the Company’s inception, the Company has maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted and Company Data from unauthorized access, use, disclosure or other unauthorized Processing, and such measures have at all times since the Company’s inception materially complied with applicable Privacy and Data Processing Requirements.

(k) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Company. In the twelve (12) months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material tangible assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement, including a distribution agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi) each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xii) each Company Contract that is a Labor Agreement;

(xiii) each Company Contract, offer letter, employment agreement, or independent contractor agreement with any employee, independent contractor or other natural person service provider that (A) is not immediately terminable at will by the Company without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger (either alone or when combined with the occurrence of any other event or condition);

(xiv) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xv) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvi) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable Law) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person has provided notice to the Company requesting to renegotiate, exercise a right of negotiation or otherwise change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract or not renew, cancel or terminate any Company Material Contract.

2.14 Compliance; Permits; Restrictions. The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted or intended to be conducted (the “Company Permits”). Section 2.14 of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

2.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such), or (C) any of the material assets owned or used by the Company, or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or employees of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company has timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance in all material respects with all applicable Law. No written, or, to the Knowledge of the Company, verbal claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of Permitted Encumbrances) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing, that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) The Company (and Parent as a result of the Merger) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date.

(i) The Company has not ever been: (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company), or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) The Company has not ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l) The Company has not participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Section 2.16(m) of the Company Disclosure Schedule sets forth the entity classification of the Company for U.S. federal, and applicable state and local, income Tax purposes. The Company has not made an election or taken any other action to change its federal, state, and local income Tax classification from such classification.

(n) The Company has not taken any action or have Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, other than at-will employment offer letters on the Company’s standard form and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms and disclosed to the Parent, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, fully-insured or self-insured, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company (or beneficiary thereof) or under which the Company has any actual or contingent liability (including, without limitation, by reason of having a Company ERISA Affiliate).

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of: (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, administrative services agreements and insurance Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, coverage and nondiscrimination testing reports, actuarial reports and financial statements, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company nor any Company ERISA Affiliate maintains or has at any time in the last six years, maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made or properly accrued and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Neither the Company, nor any Company Benefit Plan, has any material liability for, nor is reasonably expected have any material liability for, any excise tax or penalty under ERISA or the Code.

(g) None of the Company, any Company ERISA Affiliate or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance, disability or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law The Company is not an “applicable large employer” as defined in Section 54.4980H-1(a)(4) of the Treasury Regulations.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Company is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

(j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, pursuant to any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan, or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(k) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) Except as set forth in Section 2.17(m) of the Company Disclosure Schedule, the Company does not maintain any Company Benefit Plan for the benefit of any service providers located outside of the United States. Each Company Benefit Plan maintained for the benefit of service providers located outside of the United States (each, a “Company Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body and each Company Foreign Plan required to be registered or intended to meet certain requirements for favorable tax treatment has been timely and properly registered.

(n) Except as set forth in Section 2.17(n) of the Parent Disclosure Schedule, no Company Foreign Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities. The assets of each of the Company Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(o) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names (and/or their entity, if applicable to any independent contractors) of all current full-time, part-time or temporary employees, including any employee on leave of absence, short term disability, long term disability or layoff status, and independent contractors (and indication as such), and, as applicable: (i) employing entity, (ii) work location (city and state), (iii) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, bonus, or director’s fees payable to each person, including any paid time off (including sick, personal, and vacation leave) that is accrued but unused, (iv) dates of employment or service, (v) job title and, with respect to independent contractors, a current written description of such person’s contracting services, including engagement date and anticipated termination date, as well as an indication of whether any employees of the Company perform any similar services, (vi) full-time or part-time status, (vii) visa status, if applicable, (viii) copies, if any, of any written agreements with the independent contractors, and (ix) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state or federal law, (B) whether such an employee is on leave and, if so, the expected return date, and (C) employment authorization status and whether their I-9 documentation is on file.

(p) The Company is not and has never been a party to, bound by, or has a duty to bargain under any Labor Agreement, and, there is not and has never been, nor, to the Knowledge of the Company, is there or has there ever been since December 31, 2024 any threat of, any strike, slowdown, work stoppage, lockout, picketing, hand billing, material grievance, unfair labor practice charge, union election petition, demand for recognition, or any similar activity or dispute or any union organizing activity, affecting the Company.

(q) The Company is, and since December 31, 2024, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including document retention, worker classification (including the distinction of exempt versus non-exempt), contractor classification, discrimination, harassment and retaliation, equal employment opportunities (including compliance with any affirmative action plan obligations), fair employment practices, meal and rest periods, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employees visas), employee safety and health, payment of wages (including overtime wages), pay equity, unemployment insurance and workers’ compensation, plant closures and layoffs (including the WARN Act or any similar Laws), labor relations, employee leave issues, child labor, accommodations, disability rights or benefits, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, or consultant of the Company.

(r) Since December 31, 2024, the Company has complied in all material respects with the WARN Act and no action that could trigger the WARN Act will be implemented before the Closing Date.

2.18 Environmental Matters. The Company is and since December 31, 2024 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since December 31, 2024 (or prior to that time, which is pending and unresolved) any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

2.19 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy, or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20 No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Transactions with Affiliates.

(a) Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any: (i) officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than five percent of the voting power of the outstanding Company Capital Stock, or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22 Export Controls and Sanctions Compliance Issues. The Company has conducted its business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). The Company has not engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; and (c) any individual or entity identified on, or 50% or more owned (individually or in the aggregate) or otherwise controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). The Company is not, nor has it ever been, the subject of any investigation, prosecution, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Trade Laws.

2.23 Anti-Bribery. Neither the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly paid, provided, offered, made or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not, nor has ever been, the subject of any investigation, prosecution or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Subs pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Subs set forth in Section 3 or in any certificate delivered by Parent and/or Merger Subs to the Company pursuant to this Agreement, neither the Company nor any of its Representatives is relying on any other representation or warranty of Parent, Merger Subs or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 8.13(h), except (a) as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”), or (b) as disclosed in the Parent SEC Documents filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Subs represent and warrant to the Company as of the date hereof (or in the case or representations and warranties that speak as of a speak as of a specified date, such specified date) as follows:

3.1 Due Organization; Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each of First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, and each has all necessary corporate or limited liability company power and authority, as applicable: (i) to conduct its business in the manner in which its business is described in the Parent SEC Documents, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used as described in the Parent SEC Documents, and (iii) to perform its obligations under all Contracts by which Parent is bound. Since their respective date of incorporation or formation, as applicable, no Merger Sub has engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, and (iii) to perform its obligations under all Contracts by which it is bound.

(d) Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents or Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) The Parent and each of its Subsidiaries (including the Merger Subs) have all necessary corporate or limited liability company power, as applicable, and authority to enter into and to perform its obligations under this Agreement, the Registration Rights Agreement, and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Subs, the adoption of this Agreement by Parent in its capacity as sole stockholder or sole member of Merger Subs, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent Stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Preferred Stock Payment Shares to the Company Stockholders pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Parent Stockholders vote to approve the Parent Stockholder Matters. The First Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of the Second Merger Sub has: (X) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (Y) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (Z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the Contemplated Transactions. The affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (other than any Person receiving Parent Common Stock or securities convertible into Parent Common Stock in the Contemplated Transactions, the Parent Financing, or in connection with (i) the exchange of the Azora Notes for securities of Parent pursuant to the Noteholder Exchange Agreements or (ii) the Parent Assumed Options) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal described i in Section 4.2(a) (“Required Parent Stockholder Vote”). Prior to the Required Parent Stockholder Vote, the shares of Parent Common Stock issuable pursuant to (i) the conversion of the Series A Preferred Stock, (ii) the exercise of the Parent Assumed Options, (iii) the exercise of the Azora Noteholder Warrants issued or to be issued to the Azora Noteholders pursuant to the Noteholder Exchange Agreements, and (iv) the exercise of the PIPE Warrants issued or to be issued to the PIPE Investors pursuant to the Securities Purchase Agreement, shall all be subject to the Cap.

3.5 Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote, the filing of the Certificates of Merger required by the DGCL and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs;

(b) contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq, or (vi) notice to the holders of the Parent Warrants, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board and the First Merger Sub Board and the sole member of Second Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 100,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 2,188,469 shares have been issued and are outstanding as of the close of business on the Reference Date and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued or are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Parent Stock Plan, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has reserved 200,000 shares of Parent Common Stock for issuance under the Parent Stock Plan, of which Parent Options to purchase a total of 54,385 shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Parent’s right of repurchase, of which (x) 191,104 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Stock Plan, (y) 143,636 shares have been reserved for issuance upon the settlement of Parent RSAs granted under the Parent Stock Plan that are outstanding as of the close of business on the Reference Date, and (z) 1,979 shares remain available for future issuance pursuant to the Parent Stock Plan. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSA outstanding as of the Reference Date: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSA at the time of grant, (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSA as of the close of business on the Reference Date, (iv) the exercise price of such Parent Option, (v) the date on which such Parent Option or Parent RSA was granted, (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions, (vii) the date on which such Parent Option or Parent RSA expires, (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Stock Plan and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSAs granted thereunder. No vesting of Parent Options or Parent RSAs will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Parent Disclosure Schedule. The per share exercise price of each Parent Option is at least equal to the per share fair market value of the Parent Common Stock as of the date such Parent Option was granted.

(d) Except for the Parent Options and the Parent RSAs granted pursuant to the Parent Stock Plan and the Parent Warrants, and as otherwise set forth in Section  3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries, or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSAs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with: (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2024, all material statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, or the Sarbanes-Oxley Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since December 31, 2024, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated, and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act, and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in the Parent SEC Documents, since December 31, 2024, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2024 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Since December 31, 2024, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as disclosed in the Parent SEC Reports, Parent is and, since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(g) Parent maintains, and at all times since December 31, 2024, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2024, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries, and (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, after the date of the Parent Balance Sheet through the date of this Agreement, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect and (b) neither Parent nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except (i) as set forth in the Parent SEC Documents, and (ii) for shares of Parent Common Stock from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan);

(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and consultants in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any Parent Benefit Plan; (ii) caused any Parent Benefit Plan to be amended in any material respect; (iii) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (iv) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;

(g) entered into any Labor Agreement;

(h) entered into any material transaction outside of the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(i) acquired any material asset or sold or otherwise irrevocably disposed of any of its assets or properties (other than the disposal of obsolete assets), or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties;

(j) sold, assigned, transferred, licensed, sublicensed, cancelled, abandoned, allowed to lapse, or otherwise disposed of any material Parent IP (other than pursuant to (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) expiration of Parent IP in accordance with the applicable statutory term);

(k) made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an automatic extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $100,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business, (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts in the Ordinary Course of Business, which, in each case, are not related to any breach or default of Parent or its Subsidiaries, (d) Liabilities incurred in connection with the Contemplated Transactions, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent, (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent and its Subsidiaries or their business, including: (a) all material tangible assets reflected on the Parent Balance Sheet, and (b) all other material tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such material tangible assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties, or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12 Intellectual Property; Privacy

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies each item of Parent IP that is (i) Registered IP, including, with respect to each application and registration: (1) the name of the applicant or registrant, (2) the jurisdiction of application or registration, and (3) the application or registration number and (4) the date of issue, filing, or registration, as applicable, and to the extent applicable, the twenty (20) year patent term expiration date. There are no material Trademarks, Copyrights, Internet domain names, or material proprietary Software. For all patents and patent applications set forth in Section 3.12(a) of the Parent Disclosure Schedule, all necessary registration, maintenance, renewal and other relevant filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such patents and patent applications in full force and effect. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Government Body in the ordinary course of prosecution of any pending applications for registration) is pending, or to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability, or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and all applications for registrations of Parent IP are subsisting. Except as set forth in Section 3.12(a) of the Parent Disclosure Schedule, there are no actions that must be taken, outside the course of normal prosecution, within 90 days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by Parent.

(b) Parent or its Subsidiaries exclusively own all right, title and interest in and to all material Parent Owned IP (provided, that, with respect to the Registered IP disclosed in Section 3.12(a) of the Parent Disclosure Schedule that is identified as owned jointly by Parent or its Subsidiary with one or more co-owners, Parent or the applicable Subsidiary exclusively owns all right, title and interest in and to its respective undivided ownership interest therein), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Parent, Parent or its Subsidiary owns or has a valid, enforceable, written license to use all Parent IP and all other Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and any of its Subsidiaries’ business as currently conducted and as contemplated for the Parent’s products in development. Each Parent Associate involved in the creation or development of any material Parent Owned IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a written agreement containing an assignment of such Parent Associate’s rights in such Parent Owned IP to Parent or its Subsidiaries, which written agreement, to the Knowledge of Parent, is valid and enforceable. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a written agreement containing confidentiality provisions protecting the Parent Owned IP, trade secrets and confidential information, which written agreement, to the Knowledge of the Company, is valid and enforceable. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) Except as set forth in Section 3.12(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Parent Owned IP, such that any such Governmental Body or institution has any claim to ownership rights or a license to such Parent Owned IP or the right to receive royalties for the practice of such Parent Owned IP.

(d) Section 3.12(d) of Parent Disclosure Schedule sets forth each Contract pursuant to which Parent (i) is granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Intellectual Property Right owned by any third party Person (each a “Parent In-bound License”) or (ii) grants to any third party Person any license under, or otherwise grants any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Parent IP (each a “Parent Out-bound License”) (provided, that, Section 3.12(e) of Parent Disclosure Schedule may not set forth, and Parent In-bound Licenses shall not include Parent Standard In-bound Contracts; and Section 3.12(e) of Parent Disclosure Schedule may not set forth, and Parent Out-bound Licenses shall not include Parent Standard Outbound Contracts). To the Knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor, to the Knowledge of Parent, any other party to such Parent In-bound License or Parent Out-bound License, is in material breach of such Parent In-bound License or Parent Out-bound License. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-bound License or any Parent Out-bound License obligates Parent or any of its Subsidiaries or any of their Affiliates to maintain or prosecute any Intellectual Property Rights should Parent or any of its Subsidiaries or any of their Affiliates (as applicable) choose to terminate such Intellectual Property Rights.

(e) To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries as currently conducted and contemplated has not misappropriated any trade secrets of any other Person; (ii) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (iii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2020, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Parent Owned IP and, to the Knowledge of Parent, none of the Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute, that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP.

(g) No source code of any Software owned by Parent or its Subsidiaries has been licensed or otherwise provided to another Person other than to consultants and contractors who are licensed to use the source code solely in connection with performing work on behalf of Parent and who are bound by confidentiality obligations with respect to such source code (“Permitted Parent Source Code Sublicensees”). Neither Parent nor any of its Subsidiaries have disclosed or delivered to any escrow agent or any other Person (other than Permitted Parent Source Code Sublicensees) any of the source code of any Software owned by Parent or its Subsidiaries, and no other Person (other than Permitted Parent Source Code Sublicensees) has the right, contingent or otherwise, to obtain access to or use any such source code. Parent has in its possession, or has all necessary rights to obtain, all Software source code and all related technical and other information required to enable its appropriately skilled employees or those of another Person to maintain and support the Software owned by Parent or its Subsidiaries.

(h) Neither Parent nor its Subsidiaries have (i) incorporated Open Source Software into, or combined Open Source Software with, any proprietary Software of Parent or its Subsidiaries, (ii) distributed Open Source Software in conjunction with or for use with any proprietary Software of Parent or its Subsidiaries, or (iii) otherwise used Open Source Software, in each case, in a manner that obligates Parent or its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary Software of Parent or its Subsidiaries to any Person or otherwise affects Parent’s or its Subsidiaries’ freedom of action with respect to the use or distribution of any proprietary Software of Parent or its Subsidiaries. All use and distribution of any Open Source Software by Parent is and has been in compliance in all material respects with all licenses applicable thereto, including all applicable copyright notice and attribution requirements.

(i) Parent has used commercially reasonable efforts designed to prevent the introduction into any Software owned by Parent or its Subsidiaries, and to the Knowledge of the Parent, such Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(j) To the Knowledge of the Parent, Parent and the operation of Parent’s and its Subsidiaries’ business are, and at all times since Parent’s inception have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to Parent, Parent and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Parent Data as Processed by or for Parent or its Subsidiaries. Since Parent’s inception, there has been (i) no loss or theft of, malfunction of, or security breach relating to, Parent Data or Parent’s information technology systems, (ii) no material violation of any security policy of Parent or its Subsidiaries regarding any such Parent Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of any Parent Data. Neither the Parent nor any Subsidiary has provided or been legally required to provide any notices to any Person in connection with an unauthorized access, use, or disclosure of Parent Data. Neither the Parent nor any Subsidiary has been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Parent Data or alleging any violation of applicable Privacy and Data Processing Requirements. Since Parent’s inception, Parent and its Subsidiaries have maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s or its Subsidiaries business as currently conducted and Parent Data from unauthorized access, use, disclosure or other unauthorized Processing, and such measures have at all times since the Company’s inception materially complied with applicable Privacy and Data Processing Requirements.

(k) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Parent and any Subsidiary (collectively, the “Parent Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted. In the twelve (12) months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Parent Systems that have caused a material disruption or interruption to the conduct of the business of the Parent or any Subsidiary.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing: (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Parent Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii) each Parent Contract that is a Labor Agreement;

(xiv) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee, independent contractor or other natural person service provider that: (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger (either alone or when combined with the occurrence of any other event or condition);

(xv) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; and

(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvii) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.

3.14 Compliance; Permits. Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14 of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

3.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries, or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since December 31, 2024 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16 Tax Matters.

(a) Parent and each of its Subsidiaries have filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance in all material respects with all applicable Law. No written, or to the Knowledge of Parent, verbal claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Encumbrances described in clause (a) of the definition of Permitted Encumbrances) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent. Neither Parent nor any of its Subsidiaries (or predecessors thereof) has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date, (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date, or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date.

(i) Neither Parent nor any of its Subsidiaries has ever been: (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent), or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Parent has no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Parent has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Section 3.16(m) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal, and applicable state and local, income Tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal, state, and local income Tax classification from such classification.

(n) Neither Parent nor any of its Subsidiaries has taken any action nor has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person (for the avoidance of doubt, other than the Company) that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, other than employment offer letters on Parent’s standard form and other compensatory equity award agreements made pursuant to the Parent’s standard forms and disclosed to the Company, in which case only representative standard forms of such agreements shall be scheduled. “Parent Benefit Plan” means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, fully insured or self-funded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, by reason of having a Parent ERISA Affiliate). Section 3.17(a) of the Parent Disclosure Schedule indicates which of the Parent Benefit Plans are maintained by a professional employer organization (“Parent PEO Plans”). Notwithstanding anything herein to the contrary, all representations pursuant to this Section 3.17 in respect of any Parent PEO Plan shall only apply to the portion of the Parent PEO Plans that involve the assets contributed by Parent, employees of the Parent who are participating in such Parent PEO Plan, any administrative responsibilities of Parent related to such Parent PEO Plan, or any information furnished by Parent to the plan sponsor or administrator of such Parent PEO Plan; all other representations pursuant to this Section 3.17 in respect of any Parent PEO Plan shall only be made to Parent’s Knowledge.

(b) As applicable with respect to each material Parent Benefit Plan, and to the extent provided to Parent from the professional employer organization (after Parent has made a commercially reasonable effort to obtain such documents), Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, coverage and nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, or to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law. Neither Parent nor any of its ERISA Affiliates currently is, or has been, an “applicable large employer” as defined in Section 54.4980H-1(a)(4) of the Treasury Regulations.

(i) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Parent and its Subsidiaries is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Parent Benefit Plan.

(j) Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(k) Except as set forth in Section 3.17(k) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l) Except as set for the in Section 3.17(k) of the Parent Disclosure Schedule, no current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) Each Parent Benefit Plan maintained for the benefit of service providers located outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body and each Parent Foreign Plan required to be registered or intended to meet certain requirements for favorable tax treatment has been timely and properly registered.

(n) Except as set forth in Section 3.17(n) of the Parent Disclosure Schedule, no Parent Foreign Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities. The assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(o) Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names (and/or their entity, if applicable to any independent contractors) of all current full-time, part-time or temporary employees, including any employee on leave of absence, short term disability, long term disability or layoff status, and independent contractors (and indication as such), and, as applicable: (i) employing entity,(ii) work location (city and state), (iii) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, bonus or director’s fees payable to each person, including any paid time off (including sick, personal, and vacation leave) that is accrued but unused, (iv) dates of employment or service, (v) job title and, with respect to independent contractors, a current written description of such person’s contracting services, including engagement date and anticipated termination date, as well as an indication of whether any employees of the Company perform any similar services, (vi) full-time or part-time status, (vii) visa status, if applicable; and (viii) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or Foreign law and (B) whether such an employee is on leave, and if so, the expected return date, and (C) employment authorization status and whether their I-9 documentation is on file.

(p) Parent and each of its Subsidiaries is not and has never been a party to, bound by, or has a duty to bargain under any Labor Agreement, and, there is not and has never been, nor, to the Knowledge of Parent, is there or has there ever been since December 31, 2024 any threat of, any strike, slowdown, work stoppage, lockout, picketing, hand billing, material grievance, unfair labor practice charge, union election petition, demand for recognition, or any similar activity or dispute or any union organizing activity, affecting the Parent and each of its Subsidiaries;

(q) Parent and each of its Subsidiaries is, and since December 31, 2024 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including document retention, worker classification (including the distinction of exempt versus non-exempt), discrimination, harassment and retaliation, equal employment opportunities (including compliance with any affirmative action plan obligations), fair employment practices, meal and rest periods, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employees visas), employee safety and health, payment of wages (including overtime wages), pay equity, unemployment insurance and workers’ compensation, plant closures and layoffs (including the WARN Act or any similar Laws), labor relations, employee leave issues, child labor, accommodations, disability rights or benefits, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since December 31, 2024, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant of Parent.

(r) Since December 31, 2024, Parent has complied in all material respects with the WARN Act and no action that could trigger the WARN Act will be implemented before the Closing Date.

3.18 Environmental Matters. Parent and each of its Subsidiaries are in compliance and since December 31, 2024 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since December 31, 2024 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Parent or Merger Subs. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

3.19 Transactions with Affiliates. Since the date of Parent’s Annual Report on Form 10-K filed with the SEC on March 5, 2026, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.20 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2024, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy, or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21 Opinion of Financial Advisor. The Parent Board has received an opinion of Oppenheimer & Co. Inc. to the effect that as of the date of such opinion, and subject to the assumptions, qualifications, limitations and other matters set forth therein and such other factors deemed relevant by Oppenheimer & Co. Inc., the Exchange Ratio is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is furnished solely for the use of the Parent Board and may not be relied upon by the Company or any other party.

3.22 No Financial Advisors. No broker, finder or investment banker, other than Lucid Capital Markets, LLC and Oppenheimer & Co. Inc., is entitled to any tail fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions and the transactions contemplated by the Securities Purchase Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.23 Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly paid, provided, offered, made or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation, prosecution or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24 Valid Issuance. The Parent Common Stock and Parent Convertible Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

3.25 Export Control and Sanctions Compliance. Parent has conducted its business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by OFAC and all other Trade Laws. Parent has not engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including the Embargoed Countries), (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country and (c) any Sanctioned Party. Parent is not, nor has ever been, the subject of any investigation, prosecution, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Trade Laws.

3.26 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Subs pursuant to this Agreement, none of Parent, First Merger Sub, Second Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 4. ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Parent Stockholders’ Meeting.

(a) As promptly as practicable following the execution of this Agreement, Parent shall use reasonable efforts take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”);

(iii) approval of the exercise of the Parent Assumed Options by the holders thereof;

(iv) to authorize such other changes as are mutually agreeable to Parent and the Company, and  if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, to authorize the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock in Parent’s certificate of incorporation for the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and/or to effectuate the Nasdaq Reverse Split (the “Charter Amendment Proposal”);

(v) approve the issuance of the shares of Parent Common Stock underlying the PIPE Warrants issued or to be issued to the PIPE Investors pursuant to the Securities Purchase Agreement;

(vi) approve the issuance of the shares of Parent Common Stock underlying the Azora Noteholder Warrants issued or to be issued to the Azora Noteholders pursuant to the Noteholder Exchange Agreements;

(vii) (A) to approve a 2026 Equity Incentive Plan, which will provide for new awards for a number of shares of Parent Common Stock not exceeding 10% of the fully diluted shares of capital stock of Parent outstanding immediately after the Parent Financing, and subject to approval by the Parent Board, and which shall include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to 5% of the total number of fully diluted shares of capital stock of Parent outstanding as of the day prior to such increase and (B) a 2026 Employee Stock Purchase Plan with a total pool of shares of Parent Common Stock not exceeding 1% of the fully diluted shares of capital stock of Parent outstanding immediately after the Parent Financing, and which shall include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to 1% of the total number of fully diluted shares of capital stock of Parent outstanding as of the day prior to such increase (the matters contemplated by the clauses 4.1(a)(i) - 4.1(a)(vii) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b) Parent agrees to call and hold the Parent Stockholders’ Meeting as soon as practicable after the date hereof and to solicit the Required Parent Stockholder Vote, including without limitation: (A) engaging a nationally recognized proxy solicitation firm and information agent, (B) actively attempting to contact and obtain votes from the Parent’s Stockholders (including its retail stockholders with meaningful holdings of Parent Common Stock), and (C) working with the Parent’s transfer agent and inspector of elections to facilitate an appropriate and straightforward process for obtaining the Required Parent Stockholder Vote. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (x) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present, or (y) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (z) the Nasdaq Listing Application has not been conditionally approved, then, in each case, Parent will use its reasonable efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the Nasdaq Supplemental Listing Application and/or the approval of Parent Stockholder Matters is not then obtained, Parent will use its reasonable efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the Parent Stockholders or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholders’ Meeting, a special meeting of the Parent Stockholders to be held within six months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of Parent Stockholders, at which a vote of the Parent Stockholders to approve the Parent Stockholder Matters will be solicited and taken, at least once every six months until Parent obtains approval of the Nasdaq Supplemental Listing Application and/or the approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall solicit and use its reasonable efforts to obtain such approval within the time frames set forth in Section 4.2(b), and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent Stockholders vote to approve the Parent Stockholder Matters.

(d) The Company and Parent acknowledge that, under Nasdaq Rules, the Parent Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal or the Change of Control Proposal.

4.2 Proxy Statement.

(a) As promptly as practicable after the Closing Date and subject to Section 4.2(d), Parent shall use reasonable efforts to prepare and Parent shall use reasonable efforts to file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use reasonable efforts to: (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC, and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. Parent shall not file the Proxy Statement, or any amendment or supplement thereto, or respond to SEC comments or requests, without providing the Company a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Parent).

(b) Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will: (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall cause the Proxy Statement to be mailed to Parent Stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either: (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed, or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity: (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent Stockholders.

(d) The Parties shall reasonably cooperate and consult with each other and provide, and shall use reasonable efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement. If at any time the information provided in Proxy Statement has or will become “stale” and new information should, as determined by Parent acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall use reasonable efforts to inform the Company promptly thereof and each such Party shall cooperate and consult with one another, and shall cause their accounting and other outside professionals to so cooperate and consult, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Parent Stockholders).

4.3 Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

4.4 Employee Benefits.

(a) For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) (the “Post-Closing Plans”), Parent or Surviving Entity shall use reasonable efforts to cause each employee of the Company who remains employed by Parent or the Surviving Entity, or any of their respective Subsidiaries following the Closing, (collectively, the “Company Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Company Continuing Employee, Parent shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Company Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use its reasonable efforts to cause any eligible expenses incurred by a Company Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(b) Parent shall, or shall cause one of its Affiliates to, (i) provide Company Continuing Employees with base salary or hourly wage rate, as applicable, that are no less than the base salary or hourly wage rate, as applicable, in effect as of immediately prior to the First Effective Time through December 31, 2026 and, (ii) at all times from the First Effective Time through December 31, 2026, honor all severance commitments of the Company in effect as of immediately prior to the First Effective Time that pertain to the Company Continuing Employees (the “Existing Severance Plan”).

(c) The provisions of this Section 4.4 are for the sole benefit of Parent and the Company and no provision of this Agreement shall: (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Company Continuing Employee, modify the at-will status of any Company Continuing Employees or modify the terms and conditions of the employment of any Company Continuing Employees.

4.5 Indemnification of Officers and Directors.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the First Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and DLLCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time: (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties set forth on Schedule 4.5(c)(i) hereto, with respect to claims arising out of matters occurring at or prior to the First Effective Time, and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties set forth on Schedule 4.5(c)(ii) hereto, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall maintain, or cause to be maintained, directors’ and officers’ liability insurance covering each D&O Indemnified Party, in each case with respect to claims arising out of or relating to acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time or the service of such D&O Indemnified Party as a director or officer of Parent, the Company or any of their respective Subsidiaries at or prior to the First Effective Time, on terms (including coverage, limits, retentions, exclusions and insurer credit quality) no less favorable in the aggregate to such D&O Indemnified Parties than the terms of the directors’ and officers’ liability insurance policies maintained by Parent and the Company, as applicable, immediately prior to the First Effective Time. Parent may satisfy the foregoing obligation through the continuation of existing policies, replacement or renewal policies, endorsements, run-off coverage, an extended reporting period, a six-year prepaid “tail” policy, or any combination thereof; provided that no such arrangement shall result in any lapse or gap in coverage or coverage that is less favorable in the aggregate to the applicable D&O Indemnified Parties. If the Contemplated Transactions would cause, or could reasonably be expected to cause, any such coverage to lapse, terminate, be converted to run-off coverage, exclude coverage for pre-Closing acts or omissions, or otherwise be reduced or impaired, Parent shall, prior to the First Effective Time, procure such endorsements, replacement coverage, run-off coverage, extended reporting period coverage or tail coverage as is necessary to satisfy the foregoing obligation. From and after the First Effective Time, Parent shall advance and pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.5 in connection with their enforcement of the rights provided to such persons in this Section 4.5.

(e) The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 4.5.

4.6 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.7 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq, (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued upon conversion of the Parent Preferred Stock Payment Shares in connection with the Contemplated Transactions; and, to cause such shares to be approved for listing (subject to official notice of issuance), (c) effect the Nasdaq Reverse Split, if deemed necessary, and (d) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with the Company and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time. The Parties will use reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.7.

4.8 Tax Matters.

(a) For U.S. federal income Tax purposes: (i) the Parties intend that the First Merger and the Second Merger, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall treat the Merger as, and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(b) Each Party shall reasonably cooperate with the other Parties in good faith as to and to the extent reasonably requested by a Party, in connection with the filing of Tax returns and any Legal Proceeding related to Taxes, and each Party shall provide all information reasonably requested by the other Parties with respect to any Tax matters of the Company, in each case, for any taxable period ending on or prior to, or including, the Closing Date.

(c) Parent will not (and shall cause its Affiliates not to) make or change any election with respect to Taxes or otherwise take any action, in each case with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for the Company that could adversely impact the Company Stockholders with respect to their eligibility for the gain exclusion under Section 1202 of the Code.

4.9 Legends. Parent shall be entitled to place appropriate legends, including the legend noted in Section 4.15, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Convertible Preferred Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Convertible Preferred Stock.

4.10 Directors and Officers. The Parties shall take all necessary action so that: (a) at no later than immediately prior to the First Effective Time: (i) the Parent Board is comprised of six (6) members, with five (5) such members designated by Parent, four (4) of which shall be incumbent Parent Board members and the fifth of which shall be a new independent board member, acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed), and one (1) such member designated by the Company, as set forth on Schedule 4.10(a)(i), and (b) the Persons set forth on Schedule 4.10(b) hereto under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Second Effective Time until successors are duly appointed and qualified in accordance with applicable Law. All independent board members must qualify as “independent directors” under applicable SEC rules. Concurrently with the Closing, the newly constituted Parent Board shall ensure that the various committees of the Parent Board are constituted in the manner set forth on Section 4.10 of the Parent Disclosure Schedule.

4.11 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12 Cooperation. Each Party shall cooperate reasonably with the other Parties and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

4.13 Closing Certificates

(a) The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the Chief Financial Officer of the Company (“Company Closing Certificate”) in a form reasonably acceptable to Parent setting forth, as of immediately prior to the First Effective Time: (i) each holder of Company Common Stock, Company Preferred Stock and Company Options, (ii) such holder’s name and address, (iii) the number and type of Company Common Stock held and/or underlying the Company Options as of immediately prior to the First Effective Time for each such holder, and the number and type of Company Preferred Stock held, and (iv) the number of shares of Parent Common Stock and/or Parent Convertible Preferred Stock to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock, Company Preferred Stock or Company Options held by such holder as of immediately prior to the First Effective Time, which shall be calculated using the Exchange Ratio (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent (“Parent Closing Certificate”) in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date: (i) the number of Parent Common Stock outstanding and (ii) (A) each record holder of Parent Options or Parent RSAs, (B) such record holder’s name, (C) the number of shares of Parent Common Stock underlying the Parent Options or Parent RSAs as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

4.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.15 Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

4.16 Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Parent Preferred Stock Payment Shares comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

5.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

5.2 Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

5.3 Parent Financing. The Securities Purchase Agreement shall be executed and held in escrow pending the closing of the Merger, with commitments for cash proceeds not less than the Concurrent Investment Amount in accordance with the terms of the Securities Purchase Agreement in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

5.4 Exchange Agreements. The holders of the Azora Notes shall have executed an Exchange Agreement (the “Noteholder Exchange Agreements”, in form and substance reasonably acceptable to Parent and the Company, to be held in escrow pending the closing of the Merger to exchange the Azora Notes for prefunded warrants (the “Azora Noteholder Prefunded Warrants”) and common warrants (the “Azora Noteholder Common Warrants”, and together with the Azora Noteholder Prefunded warrants, the “Azora Noteholder Warrants”) to purchase an aggregate of 2,031,603 shares of Parent Common Stock.

SECTION 6. CLOSING DELIVERIES OF THE COMPANY

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company listed on Schedule 6.1(a) hereto;

(b) the Company Closing Certificate; and

(c) the Allocation Certificate.

6.2 FIRPTA Certificate. Parent shall have received: (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.12.

6.3 Company Lock-Up Agreements. Parent shall have received the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect.

6.4 Registration Rights Agreements. Parent shall have received the Registration Rights Agreement duly executed by each of the Purchasers under the Securities Purchase Agreement.

SECTION 7. CLOSING DELIVERIES OF PARENT

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 4.10 hereof;

(c) Parent Closing Certificate;

(d) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the First Effective Time causing the adoption, assignment and assumption of the employment agreements set forth on Section 2.17(a) of the Company Disclosure Schedule from the First Merger Sub to Parent; and

(e) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.10.

7.2 Parent Lock-Up Agreements. The Company shall have received the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

7.3 Parent Stockholder Support Agreements. Company shall have received the Parent Stockholder Support Agreements duly executed by the Parent Signatories, each of which shall be in full force and effect.

7.4 Registration Rights Agreements. The Company shall have received the Registration Rights Agreement duly executed by Parent.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time and only the covenants that by their terms survive the First Effective time and this Section 8 shall survive the First Effective Time.

8.2 Amendment. Until the Required Parent Stockholder Vote has been obtained in accordance with the terms of this Agreement, this Agreement may not be amended in any manner that is disproportionately material and adverse to (i) the holders of Parent Common Stock issued and outstanding immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of Parent or any of its Subsidiaries without the prior written approval of a majority of the holders of the Parent Common Stock issued and outstanding immediately prior to the First Effective Time or (ii) the holders of Company Common Stock issued and outstanding as of immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of the Company, without the prior written approval of the Required Company Stockholder Vote. After the Required Parent Stockholder Vote has been obtained, this Agreement may be amended with the written approval of the board of directors of Parent, and the sole member of the Surviving Entity at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.

8.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8 of this Agreement, and (f) irrevocably and unconditionally waives the right to trial by jury.

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Subs:

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Ste 300

Glen Allen, VA 23060

Attention: Cary J. Caliborne, President and CEO

Email Address: Cclaiborne@adialpharma.com

with a copy to (which shall not constitute notice):

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Leslie Marlow and Hank Gracin

Email: Leslie.Marlow@blankrome.com and Hank.Gracin@blankrome.com if to the Company:

Azora Therapeutics, Inc.

4267 Valley Meadow Road

Encino, California 91436

Attention: Matt Davidson, President

Email: Matt@azoratherapeutics.com

with a copy to (which shall not constitute notice):

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit MI 48226

Attention: Michael J. Rosenberg and N. Danny Shulman

Email: mrosenberg@honigman.com; and nshulman@honigman.com

8.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Registration Rights Agreement.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations. All references to legislation or to any provision of any legislation in this Agreement are to those of the United States, unless the contrary is indicated.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that: (i) prior to 11:59 p.m. (Eastern Time) on the date that is two Business Days prior to the date of this Agreement: (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party, or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, NY, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Cary Claiborne
Name:	Cary Claiborne
Title:	Chief Executive Officer

ADIAL MERGER SUB I, INC.

By:	/s/ Cary Claiborne
Name:	Cary Claiborne
Title:	President

ADIAL MERGER SUB II, LLC

By: Adial Pharmaceuticals, Inc.
Its: Sole member

By:	/s/ Cary Claiborne
Name:	Cary Claiborne
Title:	Chief Executive Officer

[signature page to agreement and plan of merger agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AZORA THERAPEUTICS, INC.

By:	/s/ Matthew Davidson
Name:	Matthew Davidson
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger Agreement]

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Act” has the meaning set forth in Section 4.15.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 4.13.

“Anti-Bribery Laws” has the meaning set forth in Section 2.22.

“Authorized Increase” means an increase in the number of authorized shares of Parent Common Stock.

“Azora Noteholder Common Warrants” has the meaning set forth in Section 5.4.

“Azora Noteholder Prefunded Warrants” has the meaning set forth in Section 5.4.

“Azora Noteholder Warrants” has the meaning set forth in Section 5.4.

“Azora Notes” has the meaning set forth in Section 1.12

“Board Approval” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 1.7.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY, are authorized or obligated by Law to be closed.

“Cap” shall mean 19.99% of the total Parent Common Stock issued and outstanding as of immediately prior to the First Effective Time.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit C.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.7(a).

“Change of Control Proposal” has the meaning set forth in Section 4.1(a)(ii)

“Charter Amendment Proposal” has the meaning set forth in Section 4.1(a)(ii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former employee, consultant, independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 2.17(a).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Closing Certificate” has the meaning set forth in Section 4.13(a).

“Company Continuing Employees” has the meaning set forth in Section 4.4(a).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation, or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Financials” has the meaning set forth in Section 2.7(a).

“Company In-bound License” has the meaning set forth in Section 2.12(d).

“Company IP” means the Company Licensed IP and the Company Owned IP.

“Company Licensed IP” means all Intellectual Property Rights that are, or are purported to be, exclusively licensed to the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (f) resulting from the taking of any action, or the failure to take action, by the Company that is required to be taken or not taken in accordance with this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Material Contract(s)” has the meaning set forth in Section 2.13(a).

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

“Company Out-bound License” has the meaning set forth in Section 2.12(d).

“Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company, in whole or in part.

“Company Permits” has the meaning set forth in Section 2.14.

“Company Plan” has the meaning set forth in Section 2.6(c).

“Company Preferred Stock” has the meaning set forth in Section 2.6(a).

“Company Real Estate Leases” has the meaning set forth in Section 2.11.

“Company Signatories” has the meaning set forth in the Recitals.

“Company Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Company Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which the Company is granted a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract. “Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Standard Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which the Company grants to a third party Person a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Company Stockholder Matters” has the meaning set forth in the Recitals.

“Company Stockholders” has the meaning set forth in the Recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of March 14, 2026, provided to Parent prior to the date of this Agreement.

“Concurrent Investment Amount” means a $20,000,000 as contemplated by the Securities Purchase Agreement.

“Confidentiality Agreement” means that certain non-disclosure agreement by and between the parties dated as of February 3, 2026, between Parent and Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the First Merger, the Second Merger, the Nasdaq Reverse Split or Authorized Increase (if deemed necessary), Parent Stockholder Support Agreements and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“D&O Indemnified Parties” has the meaning set forth in Section 4.5(a).

“Disqualifying Event” has the meaning set forth in Section 3.24.

“Effect” means any effect, change, event, circumstance, or development.

“Embargoed Countries” has the meaning set forth in Section 2.22.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 1.8.

“Exchange Fund” has the meaning set forth in Section 1.8.

“Exchange Ratio” means, subject to Section 1.6(e), 0.3191.

“Existing Severance Plan” has the meaning set forth in Section 4.4(b).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Effective Time” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“FLSA” has the meaning set forth in Section 2.17(m).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitral body (public or private) or other tribunal, and for the avoidance of doubt, any taxing authority), or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 4.8(a).

“Investor Agreements” has the meaning set forth in Section 2.21(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Labor Agreement” means any collective bargaining agreement or similar agreement with any labor union, works council, or similar labor organization.

“Law” means any federal, state, national, foreign, material local or municipal or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, order, judgment, injunction, edict, decree, award, writ, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, claim, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.9.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Subs” has the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 4.7.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio to be reasonably determined by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Noteholder Exchange Agreements” has the meaning set forth in Section 5.4.

“OFAC” has the meaning set forth in Section 2.22.

“Open Source Software” means any Software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)). Without limiting the generality of the foregoing, Open Source Software includes any Software that requires as a condition of use, modification and/or distribution of such Software that other Software distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, (c) be redistributable at no charge, or (d) grants to any third party Person any rights to or immunities under Intellectual Property Rights of the distributing party.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual): (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning set forth in the Preamble.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2025 and the unaudited balance sheet for the quarter ended March 31, 2026 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Parent Benefit Plan” has the meaning set forth in Section 3.17(a).

“Parent Board” means the board of directors of Parent.

“Parent Closing Certificate” has the meaning set forth in Section 4.13(b).

“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party, (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation, or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Disclosure Schedule” has the meaning set forth in Section 3.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Financing” means the issuance of shares of Parent Common Stock and PIPE Warrants to be consummated immediately prior to the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Parent of at least the Concurrent Investment Amount.

“Parent Foreign Plan” has the meaning set forth in Section 3.17(l).

“Parent In-bound License” has the meaning set forth in Section 3.12(d).

“Parent IP” means the Parent Licensed IP and the Parent Owned IP.

“Parent Licensed IP” means all Intellectual Property Rights that are or are purported to be exclusively licensed to Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken or not taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Out-bound License” has the meaning set forth in Section 3.12(d).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 4.13(b).

“Parent Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries, in whole or in part.

“Parent PEO Plans” has the meaning set forth in Section 3.17(a).

“Parent Permits” has the meaning set forth in Section 3.14.

“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Preferred Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Real Estate Leases” has the meaning set forth in Section 3.11.

“Parent RSAs” means any restricted stock award granted pursuant to the Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

“Parent Signatories” has the meaning set forth in the Recitals.

“Parent Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which Parent is granted a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Parent Standard Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which Parent grants to a third party Person a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Parent Stock Plan” means Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan, as amended.

“Parent Stockholder Matters” has the meaning set forth in Section 4.1(a)(ii).

“Parent Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Parent Stockholders” has the meaning set forth in the Recitals.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 4.1(a)(ii).

“Parent Systems” has the meaning set forth in Section 3.12(j).

“Parent Warrants” means warrants to purchase shares of Parent Common Stock issued by Parent.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrance” means: (a) any Encumbrance for Taxes not yet due or payable without penalty or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable, (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto, (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent, and (g) obligations of the Company or any of its Subsidiaries or Parent under Company In-bound Licenses disclosed in Section 2.12(d) with respect to Company or any of its Subsidiaries or under Parent In-bound Licenses disclosed in Section 3.12(d) with respect to Parent, as the case may be.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“PIPE Common Warrants” has the meaning set forth in the Recitals.

“PIPE Investors” has the meaning set forth in the Recitals.

“PIPE Prefunded Warrants” has the meaning set forth in the Recitals.

“PIPE Warrants” has the meaning set forth in the Recitals.

“Post-Closing Plans” has the meaning set forth in Section 4.4(a).

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5.

“Privacy and Data Processing Requirements” means any applicable (i) Law (including of any applicable foreign jurisdiction) relating to privacy, data protection, security, or Personal Information, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), HIPAA, EU General Data Protection Regulation (GDPR), any applicable Law relating to breach notification, and any laws relating to the use of biometric identifiers, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement” has the meaning set forth in Section 4.2.

“Reference Date” means June 2, 2026.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.4.

“Required Parent Stockholder Vote” has the meaning set forth in Section 3.4.

“Sanctioned Party” has the meaning set forth in Section 2.4.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Subsidiary” means an entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any: (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof), and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Laws” has the meaning set forth in Section 2.22.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“U.S.” or “United States” means the United States of America, its states, territories and possessions.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law.

“Withholding Agent” has the meaning set forth in Section 1.12.

Exhibit B

Form of lock-up agreement

June 11, 2026

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Suite 300

Glen Allen, VA 23060

Re: Adial Pharmaceuticals, Inc. – Lock-Up Agreement

Ladies and Gentlemen:

The undersigned is a director or officer of Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

The Company, Adial Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”), Adial Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II”), and Azora Therapeutics, Inc. (“Azora”) have entered into an Agreement and Plan of Merger, dated as of June 11, 2026 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub I with and into Azora, with Azora continuing as the surviving entity, followed by which Azora will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Merger”), effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware in accordance with the Merger Agreement (the “Effective Time”).

All capitalized terms used in this letter agreement (the “Letter Agreement”) but not defined in this Letter Agreement shall have the meanings given such terms in the Merger Agreement.

In consideration of the promises and of the mutual consents and obligations hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, the undersigned will not, during the period beginning on the date of this Letter Agreement and ending at the close of business 180 days after the Effective Time (such period, the “Restricted Period”): (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned as of the Effective Time in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), (2) enter into any hedging, swap, short sale or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging during the Restricted Period in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a) sell, transfer or otherwise dispose of, or enter into any transaction relating to, the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes,

(ii) by will, other testamentary document or intestacy,

(iii) to any member of the undersigned’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv) to a corporation, partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are, directly or indirectly, the legal and beneficial owners of all of the outstanding equity securities or similar interests,

(v) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other, directly or indirectly, entity controlling, controlled by, managing, managed by, or under common control or common investment management with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition by the undersigned to limited partners, general partners, members, beneficiaries, stockholders, affiliates or holders of similar equity interests of the undersigned or its affiliates (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the undersigned),

(vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or pursuant to a final order of a court or regulatory agency,

(viii) to the Company from an employee or consultant of the Company upon death, disability or termination of employment, in each case, of such employee or consultant,

(ix) the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), and any related transfer of shares of Common Stock to the Company for payment of exercise price or tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan,

(x) in connection with open market transactions to generate such amount of net proceeds to the undersigned from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting, exercise and/or settlement of Company equity awards held by the undersigned and issued pursuant to a stock incentive plan or other equity award plan that vest, are exercised and/or settle during the Restricted Period, provided that, for the avoidance of doubt, any Lock-Up Securities retained by the undersigned after giving effect to this provision shall be subject to the terms of this Letter Agreement, or

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Company a lock-up letter in substantially the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a)(iii), (iv) and (vi), no filing of a Form 4 shall be required by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be made voluntarily in connection with such transfer or distribution (other than (x) a filing on a Form 5 made after the expiration of the Restricted Period referred to above or (y) any required filing on Form 13F, Schedule 13D, Schedule 13D/A, Schedule 13G or Schedule 13G/A) and (C) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (v), (vii), (viii), (ix), (x) and (xi) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made during the Restricted Period and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement (other than a filing on Form 13F, Schedule 13D, Schedule 13D/A, Schedule 13G or Schedule 13G/A) shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to equity awards granted under a stock incentive plan or other equity award plan; provided that any Lock-up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of Common Stock or warrants to acquire shares of Common Stock; provided that any such shares of Common Stock or warrants received upon such conversion shall be subject to the terms of this Letter Agreement;

(d) make any demand or requests for, exercise any right with respect to, or take any action in preparation of the registration by the Company under the Securities Act of the undersigned’s Lock-Up Securities or other securities; provided that, except in connection with the opportunity to participate in an Underwritten Sale (as defined below), (i) no public filing with the Securities and Exchange Commission or any other public announcement may be made during the Restricted Period in relation to such registration, and (ii) no Lock-up Securities or other securities of the Company may be sold, distributed or exchanged prior to the expiration of the Restricted Period; and

(e) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period and (2) any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the Restricted Period shall include a statement that the undersigned is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Restricted Period in contravention of this Letter Agreement.

If any record or beneficial owner of any Lock-Up Securities is granted an early release or waiver from the restrictions described herein (or in any other lock-up agreement with respect to the Merger) during the Restricted Period, then each holder of Company capital stock (“Company Stockholder”) shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of similarly restricted Lock-Up Securities based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s lock-up agreement (a “Pro-Rata Release”); provided, however, that in the case of an early release from the restrictions described herein during the Restricted Period in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock (an “Underwritten Sale”), if the Company Stockholder is offered the opportunity to participate in such Underwritten Sale on a pro rata basis, such early release shall only apply to the extent of such Company Stockholder’s participation in such Underwritten Sale. For the avoidance of doubt, there shall be no Pro-Rata Release in connection with an Underwritten Sale if the Company Stockholder was offered and declined the opportunity to participate in the Underwritten Sale. The restriction of this paragraph will not apply if, and to the extent that, the aggregate number of securities subject to all releases or waivers granted by the Company, including any early release to a natural person due to circumstances of an emergency or hardship, as determined by the Company in its sole judgment determines, is less than or equal to 1% of the total number of shares of Common Stock outstanding immediately prior to the consummation of the Merger. In the event that, as a result of this paragraph, the undersigned is released from any of its obligations under this Letter Agreement or, by virtue of this Letter Agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of any Common Stock of the Company or any security convertible into or exercisable or exchangeable for Common Stock of the Company during the Restricted Period, the Company shall use commercially reasonable efforts to notify the undersigned, to the extent that such release gives rise to a corresponding release of the undersigned from its obligations hereunder pursuant to the terms of this paragraph, within one (1) business day thereafter.

If the undersigned is an executive officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Securities the undersigned may purchase in the Merger.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Letter Agreement shall automatically terminate and the undersigned shall be released from all obligations hereunder upon the date on which for any reason the Merger Agreement is terminated (other than the provisions thereof that survive termination) prior to payment for and delivery of the securities to be sold thereunder.

This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

Very truly yours,

SECURITYHOLDER

Name:
Title:

Execution version

Exhibit C

form of certificate of designation

ADIAL PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Adial Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on June 11, 2026, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a new series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 12,930.617 shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Adial Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Adial Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and Azora Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Delaware or New York are authorized or obligated by law to be closed.

“Buy-In” shall have the meaning set forth in Section 6.6.4.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation utilizing an independent, nationally recognized valuation firm or investment bank (the “Independent Valuator”) mutually acceptable to the Corporation and the Holders of a majority of the then-outstanding Series A Non-Voting Preferred Stock (the “Required Holders”) If the Corporation and the Required Holders are unable to agree on an Independent Valuator within five (5) Business Days, the Independent Valuator shall be selected pursuant to the commercial arbitration rules of the American Arbitration Association (or such other nationally recognized arbitration body as the Corporation and the Required Holders may agree in writing), with the selection to be completed within ten (10) Business Days of the expiration of such initial five (5) Business Day period. The fees and expenses of the Independent Valuator shall be borne by the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a holder of shares of Series A Non-Voting Preferred Stock.

“Initial Closing” has the meaning set forth in the Purchase Agreement.

“Lead Investor” has the meaning set forth in the Purchase Agreement.

“Lock-Up Period” means, with respect to any shares of Series A Non-Voting Preferred Stock, the applicable period during which such shares are subject to the transfer restrictions set forth in Section 10.

“Milestone Event Notice” has the meaning set forth in the Purchase Agreement.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Common Stock are then listed.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the date hereof, by and among the Corporation and the investor parties thereto.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be 13,000. Each share of Series A Non-Voting Preferred Stock shall have a par value of $0.001 per share.

Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Voting Rights.

Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written waiver of the holders of a majority of the then outstanding shares of the Series A Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any certificate of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, it being agreed that an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock or to effect a reverse stock split or to effect the transactions contemplated by the Merger Agreement shall not be deemed to adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock; (ii) issue further shares of Series A Non-Voting Preferred Stock or increase or decrease the number of authorized shares of Series A Non-Voting Preferred Stock; (iii) prior to the Stockholder Approval (as defined below), consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction or in which the Corporation issues securities in such transaction that represent or are convertible into securities representing more than a majority of the voting power of the Corporation immediately before such transaction; (iv) prior to the Stockholder Approval, authorize or issue any class or series of stock that has powers, preferences or rights that are senior to those of the Series A Non-Voting Preferred Stock; (v) amend, waive or modify the Merger Agreement in any manner that would be reasonably likely to prevent, impede or materially delay the Stockholder Approval or the Automatic Conversion (as defined below); or (vi) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of Nasdaq.

Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting or other written waiver by such stockholders, provided that the consent or waiver is executed by Holders representing a majority of the outstanding shares of Series A Non-Voting Preferred Stock.

Rank; Liquidation.

The Series A Non-Voting Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

Conversion.

8.1 Automatic Conversion Upon Stockholder Approval. Effective as of 5:00 p.m. Eastern time on the third (3rd) Business Day after the date that the Corporation obtains the Required Parent Stockholder Vote (as defined in the Merger Agreement) in accordance with Nasdaq listing rules, as set forth in Section 4.2 of the Merger Agreement (the “Stockholder Approval”), each share of Series A Non-Voting Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (if any) (the “Automatic Conversion”). Notwithstanding the foregoing, to the extent any shares of Series A Non-Voting Preferred Stock being converted are subject to a Lock-Up Period at the time of the Automatic Conversion, the corresponding Conversion Shares shall (i) not be delivered via DWAC Delivery, (ii) remain in book-entry form at the Corporation’s transfer agent, and (iii) bear restrictive legend(s) as determined by the Corporation and the Transfer Agent, in each case until the expiration of the applicable Lock-Up Period (or an earlier release pursuant to Section 10). The Corporation shall inform each Holder of the occurrence of the Stockholder Approval and the effective date of the Automatic Conversion within one (1) Business Day of such Stockholder Approval via a Current Report on Form 8-K publicly disclosing the same. The Corporation shall request from each Holder, no less than 30 days prior to the date of the Automatic Conversion, a written notice of such Holder’s beneficial ownership of Common Stock (a “Beneficial Ownership Statement”). In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder taking into account the beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock beneficially owned by such Holder as set forth in such Holder’s Beneficial Ownership Statement and assuming the conversion of all shares of Series A Non-Voting Preferred Stock held by all other Holders less the aggregate number of shares of Series A Non-Voting Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If, following a written request from the Corporation, a Holder does not provide a Beneficial Ownership Statement within ten (10) days prior to the date of Stockholder Approval, the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series A Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. For the avoidance of doubt, any shares of Series A Non-Voting Preferred Stock that are not automatically converted pursuant to the Automatic Conversion as a result of a Beneficial Ownership Limitation shall remain outstanding until such shares of Series A Non-Voting Preferred Stock are converted pursuant to Section 6.2. The Conversion Shares shall be issued as follows:

Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and shall be delivered to the Holders within one Business Day of the effectiveness of the Automatic Conversion without any action on the part of the Holders.

Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares within one (1) Business Day of the effectiveness of the Automatic Conversion. Without delaying the delivery of the Conversion Shares, the Holder shall as soon as practicable following the effectiveness of the Automatic Conversion, tender to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock.

Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

Conversion at Option of Holder. Subject to Section 6.4, Section 6.5,  Section 6.6.3 and Section 10, each share of Series A Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time following the earlier of (i) 5:00 p.m. Eastern time on the third (3rd) Business Day after the date that the Stockholder Approval is obtained by the Corporation and (ii) solely for purposes of effecting a cash settlement pursuant to Section 6.5.3, the date that is six (6) months after the initial issuance date of the Series A Non-Voting Preferred Stock, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Notwithstanding anything herein to the contrary, to the extent any shares of Series A Non-Voting Preferred Stock subject to an Optional Conversion remain subject to a Lock-Up Period at the time of conversion, (A) the corresponding Conversion Shares shall not be delivered via DWAC Delivery but shall instead remain in book-entry form at the Corporation’s transfer agent, and (B) such Conversion Shares shall bear the restrictive legend(s) set forth in Section 10 until the expiration of the applicable Lock-Up Period (or an earlier release pursuant to Section 10). For the avoidance of doubt, an Optional Conversion of shares of Series A Non-Voting Preferred Stock that are subject to a Lock-Up Period shall not, in and of itself, constitute a Transfer for purposes of Section 10. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and provided further that the applicable Conversion Shares are not subject to a Lock-Up Period, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation. The Holder shall not be required to physically surrender any stock certificate to the Corporation until the Holder has converted all of the Series A Non-Voting Preferred Stock represented by such certificate in full without regard to the Beneficial Ownership Limitation, in which case, the Holder shall surrender its stock certificate to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Execution and delivery of a Notice of Conversion shall have the same effect as cancellation of the original stock certificate and issuance of a new stock certificate evidencing the right to purchase the remaining number of Conversion Shares, if any. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

Authorized Shares Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series A Non-Voting Preferred Stock, including pursuant to Section 6.1, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted Automatic Conversion or conversion set forth on an applicable Notice of Optional Conversion with respect to the Series A Non-Voting Preferred Stock, as applicable, such conversion would result in the number of shares of Common Stock outstanding immediately after such conversion to exceed the number of shares of Common Stock authorized for issuance under the Corporation’s Certificate of Incorporation (the “Authorized Share Cap”). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Non-Voting Preferred Stock (an “Authorized Share Failure”), the Corporation shall use its reasonable best efforts to take such corporate action as may be necessary to amend its Certificate of Incorporation to increase the Authorized Share Cap by a sufficient amount to permit the conversion of all shares of Series A Non-Voting Preferred Stock into Conversion Shares, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation to effect such increase.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series A Non-Voting Preferred Stock, including pursuant to Section 6.1, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion with respect to the Series A Non-Voting Preferred Stock, such Holder (or any of such Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to the Notice of Conversion or Automatic Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (a) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (b) a more recent public announcement by the Corporation that is filed with the Commission, or (c) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 4.99%, subject to adjustment at the discretion of each Holder to a percentage designated by such Holder between 4.99% and 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion or such Notice of Conversion (as applicable), to the extent permitted pursuant to this Section 6.5. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation (email being sufficient), (1) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, to the extent then applicable, and (2) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage than was in effect for such Holder prior to such written notice. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.5. Notwithstanding the foregoing, at any time following the approval by Nasdaq of the Nasdaq Listing Application (as defined in the Merger Agreement) and receipt of Stockholder Approval, the Holder may waive and/or change the Beneficial Ownership Limitation, which will be effective on the sixty-first (61st) day after written notice of such waiver and/or change is delivered to the Corporation. The provisions of this Section 6.5 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series A Non-Voting Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

Mechanics of Conversion.

Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder and if the applicable Conversion Shares are not then subject to a Lock-Up Period), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. Notwithstanding the foregoing, if any Conversion Shares are subject to a Lock-Up Period at the time of conversion, such shares shall be issued in book-entry form and held at the Corporation’s transfer agent bearing the restrictive legend(s) described in Section 10 until the expiration of the applicable Lock-Up Period. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.

Obligation Absolute. Subject to Section 6.4 and Section 6.5 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.6.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and Section 6.5 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.6.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and Section 6.5 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.6.1, issue Conversion Shares upon a properly noticed conversion.

Cash Settlement. If, at any time after the earlier of (i) Stockholder Approval or (ii) six (6) months after the initial issuance of the Series A Non-Voting Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.6.1 on or prior to the first (1st) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by (a) materially incorrect or incomplete information provided by Holder to the Corporation or (b) the application of the Beneficial Ownership Limitation after Stockholder Approval (but, prior to the Stockholder Approval, disregarding for such purpose any Beneficial Ownership Limitation)) or if the Corporation is unable to effect the conversion of any shares of Series A Non-Voting Preferred Stock due to an Authorized Share Failure, then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.6.1, the Corporation shall, at the request of the Holder, pay an amount of cash by wire transfer of immediately available funds equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within two (2) Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.6.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.6.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by (1) materially incorrect or incomplete information provided by Holder to the Corporation or (2) the application of the Beneficial Ownership Limitation after Stockholder Approval (but, prior to the Stockholder Approval, disregarding for such purpose any Beneficial Ownership Limitation)), including due to an Authorized Share Failure, limitations set forth in Section 6.6.6, the lack of obtaining Stockholder Approval, or due to applicable Trading Market rules.

Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.6.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (i) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (a) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (b) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (ii) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Preferred Stock equal to the number of shares of Series A Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.6.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (i) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation with written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.6.3; provided, however, that the Holder shall not be entitled to both (A) require the reissuance of the shares of Series A Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (B) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.6.1.

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, subject to receipt of the Required Parent Stockholder Vote, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be issuable upon conversion of the Series A Non-Voting Preferred Stock shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock the Holder seeks to convert into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock. In no event shall the Series A Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

Certain Adjustments.

Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

Fundamental Transaction. If, at any time while this Series A Non-Voting Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any Beneficial Ownership Limitation), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if such conversion of Series A Non-Voting Preferred Stock had occurred immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and ensuring that this Series A Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Redemption. The shares of Series A Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.6.3 or Section 6.6.4.

Transfer. Subject to the limitations set forth herein, a Holder may transfer any shares of Series A Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (a) do and perform, or cause to be done and performed, all such further acts and things, and (b) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series A Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

Transfer Restrictions.

Lock-Up Restrictions. Notwithstanding anything in this Agreement, including Section 9 to the contrary, following the issuance of the Series A Non-Voting Preferred Stock, no Holder may Transfer (as defined below in Section 10.7) any shares of Series A Non-Voting Preferred Stock held by such Holder or any Conversion Shares issued upon conversion thereof during the applicable Lock-Up Period (such shares of Series A Non-Voting Preferred Stock and, to the extent still subject to a Lock-Up Period, the corresponding Conversion Shares, collectively, the “Locked Shares”), except in accordance with this Section 10.

Lock-Up Tranches. The Locked Shares held by each Holder shall be divided into three equal tranches, and the transfer restrictions set forth in this Section 10 shall apply to each tranche as follows:

One-third (1/3) of the Locked Shares shall not be Transferred until the date that is one hundred eighty (180) days after the Initial Closing (the “First Tranche Lock-Up Period”).

One-third (1/3) of the Locked Shares shall not be Transferred until the date that is one hundred eighty (180) days after the Stockholder Approval (the “Second Tranche Lock-Up Period”).

One-third (1/3) of the Locked Shares shall not be Transferred until the issuance by the Corporation of the Milestone Event Notice (the “Third Tranche Lock-Up Period” and, together with the First Tranche Lock-Up Period and the Second Tranche Lock-Up Period, each a “Lock-Up Period”).

Backstop. Notwithstanding anything in Section 10.2 to the contrary, in no event shall any Locked Share remain subject to the transfer restrictions set forth in Section 10 after the issuance of the Milestone Event Notice.

Permitted Transfers. Notwithstanding the foregoing provisions of this Section 10, the transfer restrictions set forth herein shall not apply to: (a) transfers to an Affiliate of the Holder; (b) distributions to limited partners, members or stockholders of a Holder that is a fund; (c) pledges of Locked Shares in connection with bona fide financing, including, for example, pledging shares as collateral to secure a bona fide loan or other obligation, in each case entered into with a nationally recognized financial institution, and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities; provided, however, that in the event of any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure, the transferee shall not Transfer such foreclosed Locked Shares other than in a transaction otherwise allowed by this Section 10.4; (d) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Holders having the right to exchange their shares of Series A Non-Voting Preferred Stock for cash, securities or other property, or (e) conversions or exercises of other securities of the Corporation into or for shares of Series A Non-Voting Preferred Stock; provided that, in the case of clauses (a), (b) and (c), the transferee shall agree in writing to be bound by the transfer restrictions set forth in this Section 10 for the remainder of the applicable Lock-Up Period.

Legends. The Locked Shares (including any Conversion Shares that remain subject to a Lock-Up Period) shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 10, including as required by Section 151(f) of the DGCL in respect to uncertificated stock, until such time as the Corporation shall instruct the transfer agent to remove such legend(s) and release such shares to the applicable Holder in accordance with the limitations and restrictions of this Section 10 (including, at the Holder’s election, via DWAC Delivery). Such Conversion Shares shall remain in book-entry form at the Corporation’s transfer agent and shall retain the appropriate legends until the expiration of the applicable Lock-Up Period (or an earlier release pursuant to this Section 10).

Waiver. Notwithstanding the other provisions set forth in this Section 10 or any other provision contained herein, the Corporation may, with the prior written consent of the Lead Investor, determine to waive, amend, or repeal the lock-up obligations set forth in this Section 10, whether in whole or in part.

Definition of Transfer. For purposes of this Section 10, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, of shares of Series A Non-Voting Preferred Stock, Conversion Shares, or any economic interest therein, including by operation of law; provided, however, that the conversion of shares of Series A Non-Voting Preferred Stock into Conversion Shares in accordance with Section 6 shall not, in and of itself, constitute a “Transfer” for purposes of this Section 10.

Series A Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or at the Corporation’s transfer agent as of the date hereof, or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 12), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (a) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (b) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Stock or his, her or its legal representatives.

Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Book-Entry; Certificates. The Series A Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Preferred Stock. To the extent that any shares of Series A Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

Lost or Mutilated Series A Non-Voting Preferred Stock Certificate. If a Holder’s Series A Non-Voting Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, other than as expressly set forth herein. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Status of Converted Series A Non-Voting Preferred Stock. If any shares of Series A Non-Voting Preferred Stock shall be converted, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Preferred Stock. Any share of Series A Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Adial Pharmaceuticals, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Preferred Stock to be duly executed by its President and Chief Executive Officer on June 11, 2026.

ADIAL PHARMACEUTICALS, INC.

By:
Name:	Cary J. Claiborne
Title:	President and Chief Executive Officer

ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Convertible Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Adial Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on June 11, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock subject to this Notice of Optional Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.5 of the Certificate of Designation, is _____. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the Securities and Exchange Commission (the “Commission”). In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:	________________________________

Number of shares of Series A Non-Voting Convertible Preferred Stock owned prior to Conversion:	________________________________

Number of shares of Series A Non-Voting Convertible Preferred Stock to be Converted:	________________________________

Number of shares of Common Stock to be Issued:	________________________________

Address for delivery of physical certificates:	________________________________

For DWAC Delivery, please provide the following:

Broker No.: ________________

Account No.: _______________

[HOLDER]

By:
Name:
Title:

Execution Copy

Exhibit D

form of parent stockholder support agreement

This Support Agreement (this “Agreement”) is made and entered into as of June 11, 2026, by and among ADIAL PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), AZORA THERAPEUTICS, INC., a Delaware corporation (the “Company”) and the undersigned holder (the “Stockholder” and each of the Stockholder, Parent and the Company, a “Party” and, collectively, the “Parties”) of shares of Parent Common Stock and/or Parent Options and Parent RSAs.

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company, Adial Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“First Merger Sub”), and Adial Merger Sub II, LLC, a Delaware corporation and wholly-owned subsidiary of Parent (“Second Merger Sub” and, together with the First Merger Sub, the “Merger Subs”), have entered into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), providing for (i) the merger of First Merger Sub with and into the Company, with the Company surviving the First Merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “First Merger”), and (ii) the merger of the Company with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Second Merger” and, together with the First Merger, the “Merger”).

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Parent Common Stock, and holds Parent Options and/or Parent RSAs, in each case, in, or exercisable into, the number of shares of Parent Common Stock, indicated in Appendix A.

WHEREAS, as a condition and inducement to the willingness of the Company, First Merger Sub, Second Merger Sub and Parent to enter into the Merger Agreement, and in consideration of the substantial expenses incurred or to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all shares of Parent Common Stock owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all convertible notes, promissory notes, warrants, options, rights or other securities or instruments directly or indirectly held by the Stockholder as of the date hereof that are convertible into or exercisable or exchangeable for shares of Parent Common Stock, whether or not currently convertible, exercisable or exchangeable, and (iii) any of the foregoing as may be acquired after the date hereof, in each case, as described in Section 3(c) of this Agreement.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or sufferance of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Stockholder covenants to Parent and the Company as follows:

(a) Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, enter into any Contract, option, commitment or other arrangement or understanding regarding the Transfer of its Shares, or publicly announce its intention to Transfer any of its Shares (including, for the avoidance of doubt, any announcement of its intention to Transfer its Shares after the expiration of the Expiration Date if such announcement should occur during such period).

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Body, the Stockholder will not commit or take any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement, or take any action, commit to, or omit to take any action that would make any representation or warranty of the Stockholder contained in this Agreement untrue or incorrect or which would have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement or similar arrangement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity, in each case, which has the effect of limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Parent Stockholder Matters and against any competing proposals.

(c) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to such Stockholder’s Affiliates (in each case, directly or indirectly), (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, shareholders or, in the case of a trust, beneficiaries pursuant to the Stockholder’s organizational documents, (vi) to the extent required by applicable Law, (vii) in order to pay the exercise price of any Stockholder’s Parent Options or the taxes applicable to the exercise thereof, in each case, with respect to the Stockholder’s Parent Options which expire on or prior to the Expiration Date, (viii) to another holder of the capital stock of Parent that has signed a support agreement in substantially the form of this Agreement, and (ix) with Parent’s and the Company’s prior written consent; provided, that in each case, other than with respect to subclauses (vii) and (viii), (A) such Transferred Shares shall continue to be bound by this Agreement, (B) the transferee (which shall include any subsequent transferees of the initial transferee) shall take and hold such Shares subject to all restrictions, liabilities and rights under this Agreement, and (C) the transferee of such Transferred Shares shall agree in writing to be bound by the terms and conditions of this Agreement, and either the Stockholder or the transferee shall provide Parent with a copy of such agreement upon consummation of any such Transfer.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Parent Common Stock.

3. Agreement to Vote Shares. The Stockholder covenants to Parent and the Company as follows:

(a) From the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of Parent called to vote upon the Parent Stockholder Matters, however called, and at every adjournment, recess, postponement, stay or rescheduling thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholder shall (i) be present (in person or by proxy) at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, (ii) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that the Stockholder shall be entitled to so vote: (1) in favor of the Parent Stockholder Matters and any matters that could reasonably be expected to facilitate the Parent Stockholder Matters; (2) against any agreement, transaction or other matter that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Parent Stockholder Matters; (3) against any other proposal that would materially and adversely affect the rights of holders of Parent Convertible Preferred Stock as set forth in the Certificate of Designation; and (4) to approve any proposal to adjourn, recess, postpone, stay or reschedule the applicable meeting to a later date if there are not sufficient votes for the approval of the Parent Stockholder Matters on the date on which such meeting is held. The Stockholder hereby agrees that it shall not, and it shall cause its Subsidiaries and Affiliates not to, take or commit or agree to take or commit any action inconsistent with the foregoing.

(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with Section 3(a).

(c) From the date of execution of this Agreement until the Expiration Date, in the event of (i) a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like or (ii) the acquisition of sole or shared voting power by the Stockholder of additional shares of capital stock or other equity securities of Parent, whether by the exercise of Parent Options or otherwise, including, without limitation, by gift or succession, then the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and such Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date of the execution of this Agreement, without the need for any further action by the Parties (including, for the avoidance of doubt, with respect to Appendix A).

4. Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint each of Parent, the Company and any of their respective designees with full powers of substitution and resubstitution, as the Stockholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights at any meeting called or with respect to any consent required, in each case, with respect to the matters set forth in Section 3 hereof, including the right to sign the Stockholder’s name (solely in its capacity as Stockholder) to any stockholder consent, if the Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of the Stockholder and the obligations of the Stockholder shall be binding on the Stockholder’s heirs, personal representatives, successors, transferees and assigns. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares and represents that none of such previously-granted proxies is irrevocable. Parent and the Company agree not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The Stockholder hereby affirms that the irrevocable proxy contemplated in this Section 4 is coupled with an interest, is given to secure the obligations of the Stockholder in Section 3 and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. With respect to any Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder, the Stockholder shall take all reasonable actions necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other reasonable actions provided for in this Section 4 with respect to such Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date.

5. Documentation and Information. The Stockholder hereby authorizes Parent and the Company to publish and disclose in any proxy statement, registration statement, prospectus, or other documents and schedules filed with the SEC or other regulatory authority and as otherwise required by applicable Law, and in any press release or other disclosure document that Parent or the Company may reasonably determine to be necessary or desirable in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Prior to the Expiration Date, the Stockholder shall not, and shall use its reasonable best efforts to cause its representatives, Subsidiaries and Affiliates not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Parent Stockholder Matters or the Contemplated Transactions, without the prior written consent of Parent and the Company (which may be withheld in the sole discretion of Parent or the Company, as applicable); provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Stockholder) that would be permitted to be taken by the Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of the Stockholder the prohibition of which would be prohibited under applicable Law.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Stockholder is the beneficial or record owner of the shares of Parent Common Stock and/or the holder of the Parent Options or Parent RSAs indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement and Encumbrances arising under applicable securities or community property laws) and (ii) the Stockholder does not beneficially own any securities of Parent other than the shares of Parent Common Stock and rights to purchase or otherwise acquire shares of Parent Common Stock set forth in Appendix A.

(b) Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Body). If the Stockholder is an entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrances on any Shares pursuant to, any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) or any other order, arbitration award, judgement or decree to or by which the Stockholder is a party or bound, or any applicable Law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(d) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Exchange Act or any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair or delay the Stockholder’s ability to perform its obligations under this Agreement.

(e) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Entity) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Subs are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder.

(g) With respect to the Stockholder, as of the date hereof, there is no Legal Proceeding pending, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) nine months from the date of this Agreement, (b) the effective time of the approval of the Parent Stockholder Matters and (c) the time this Agreement is terminated upon the mutual written agreement of each of the Stockholder, Parent and the Company (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.

8. Directors and Officers. To the extent the Stockholder is also a director or officer of Parent, this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options and/or Parent RSAs and not in the Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or requires the Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10. Miscellaneous Provisions.

(a) Amendments; Waivers. No amendment, modification or supplement of any provision of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties. No waivers of any breach of this Agreement extended by the Company or Parent to the Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(c) Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Parent Stockholder Matters and the Contemplated Transactions.

(d) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(d), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(k) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(e) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

(f) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(h) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(i) Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a Party hereto is a party, each Party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(j) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. Each Party hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

(k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, (A) if to Parent or the Company, to the address, electronic mail address or facsimile provided in Section 8.8 of the Merger Agreement, including to the persons designated therein to receive copies, and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below the Stockholder’s signature to this Agreement.

(l) Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, Parent, this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Company and Parent have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to Parent, this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with Parent to the extent practicable.

(m) Company Designee. Any consent, waiver or other action required or permitted to be taken by the Company shall require the consent, waiver or other action of Cary J. Claiborne (or such other Person as the Company Designee may designate by providing written notice to Parent) as the Company’s designee.

(n) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

ADIAL PHARMACEUTICALS, INC.

By:
	Name:	Cary J. Claiborne
	Title:	President and Chief Executive Officer

[Signature Page to Parent Stockholder Support Agreement]

COMPANY:

AZORA THERAPEUTICS, INC.

By:
	Name:	Matthew Davidson, Ph.D.
	Title:	President and Chief Executive Officer

[Signature Page to Parent Stockholder Support Agreement]

[STOCKHOLDER]:

Signature:

Email:

Address:

[Signature Page to Parent Stockholder Support Agreement]

Execution version

Exhibit E

registration rights agreement

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 11, 2026, is entered into by and among Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the several investors signatory hereto (individually as an “Investor” and collectively together with their respective permitted assigns, the “Investors”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement by and among the Company and the investors party thereto, dated on or around the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). Reference is made to that certain Exchange Agreement, by and among the Company and the note holders party thereto, dated on or around the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”).

WHEREAS:

A. The Company is party to that certain Agreement and Plan of Merger by and among the Company, Azora Therapeutics, Inc., a Delaware corporation (“Azora”), Adial Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“First Merger Sub”), and Adial Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Second Merger Sub”), dated on or around the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which (i) First Merger Sub will merge with and into Azora, with Azora surviving and becoming a wholly-owned subsidiary of the Company, and (ii) Azora will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity and a wholly-owned subsidiary of the Company ((i) and (ii) together, the “Merger”), and (iii) following the Merger and in accordance with the Merger Agreement, the Second Merger Sub will change its name to “Azora Therapeutics, LLC”.

B. Upon the terms and subject to the conditions of the Purchase Agreement and the Exchange Agreement, the Company has agreed to issue to certain Investors, and such Investors have agreed to purchase, severally and not jointly, (i) at the Initial Closing, prefunded warrants to purchase an aggregate of (a) 9,749,345 shares of common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Purchase Agreement and (b) 2,031,603 shares of Common Stock pursuant to the Exchange Agreement (together, the “Initial Closing Prefunded Warrants”), (ii) at the Milestone Closings, prefunded warrants to purchase up to an aggregate of (a) 9,749,345 shares of Common Stock pursuant to the Purchase Agreement and (b) 2,031,603 shares of Common Stock pursuant to the Exchange Agreement (together, the “Milestone Closing Prefunded Warrants”), and (iii) at the Milestone Closings, common warrants to purchase an aggregate of (a) 9,749,345 shares of Common Stock pursuant to the Purchase Agreement and (b) 2,031,603 shares of Common Stock pursuant to the Exchange Agreement (together, the “Milestone Incentive Warrants” and, together with the Initial Closing Prefunded Warrants and the Milestone Closing Prefunded Warrants, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the “Shares.” The shares of Common Stock issuable upon exercise of the Initial Closing Prefunded Warrants are collectively referred to herein as the “Initial Closing Shares.” The shares of Common Stock issuable upon exercise of the Milestone Closing Prefunded Warrants and the Milestone Incentive Warrants are collectively referred to herein as the “Milestone Shares.”

C. To induce the Investors to enter into the Purchase Agreement and the Exchange Agreement, the Company has agreed to provide certain registration rights under the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Filing Deadline” means, (i) with respect to the Initial Registration Statement required hereunder, the 80th calendar day following the Initial Closing Date; (ii) with respect to the Milestone Registration Statement(s) required hereunder, the 30th calendar day following the applicable Milestone Registration Trigger Date and (iii) with respect to any New Registration Statements or other Registration Statement filed hereunder, the 30th calendar day following the later of (x) the date on which the Company is permitted by SEC Guidance to file such New Registration Statement related to the Registrable Securities and (y) the date on which the Company becomes aware (or reasonably should have become aware) of the necessity of filing such New Registration Statement related to the Registrable Securities. For the purposes of this definition, the ‘necessity’ to file a New Registration Statement shall be deemed to arise at the time the Company determines (or reasonably should determine) that the number of shares then registered is insufficient to cover all Registrable Securities required to be covered hereunder.

(b) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, other entity or organization, any governmental agency or any governmental or political subdivision thereof.

(c) “Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act, relating to the terms of the offering of any portion of the Registrable Securities.

(d) “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and providing for offering securities on a continuous basis, and the declaration or ordering of effectiveness of such registration statement(s) by the U.S. Securities and Exchange Commission (the “SEC”).

(e) “Registrable Securities” means (i) the Shares, (ii) any shares of Common Stock issued to an Investor pursuant to the Merger Agreement, including any shares of Common Stock issued or issuable upon conversion of the shares of preferred stock issued thereunder, and (iii) any shares of Common Stock issued or issuable with respect to the foregoing clauses (i) and (ii) as a result of any stock split or subdivision, stock dividend, recapitalization, exchange or similar event. Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) upon the earliest to occur of the date on which (A) such Investor shall have resold such Registrable Securities covered by the Registration Statement pursuant to the Registration Statement, (B) such Registrable Securities have been previously sold by such Investor in accordance with Rule 144, and (C) such securities become eligible for resale by such Investor without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

(f) “Registration Expenses” means all registration and filing fee expenses incurred by the Company in effecting any registration pursuant to this Agreement, including (i) all registration, qualification, and filing fees, printing expenses, and any other fees and expenses associated with filings required to be made with the SEC, FINRA or any other regulatory authority, (ii) all fees and expenses in connection with compliance with or clearing the Registrable Securities for sale under any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses, and (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance); provided that in no event shall the Company be responsible for any underwriting, broker or similar fees or commissions of any Investor or, except to the extent provided for in the Purchase Agreement or this Agreement, any legal fees or other costs of the Investors.

(g) “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, that Registers Registrable Securities, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement as may be necessary to comply with applicable securities laws. “Registration Statement” shall also include a New Registration Statement, as amended when each became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC.

(h) “Required Investors” means the Investors holding a majority of the Registrable Securities then outstanding (determined as if all of the (i) Warrants then outstanding have been exercised in full without regard to any limitations on the exercise of such Warrants and (ii) shares of Preferred Stock then outstanding have been converted in full without regard to any limitations on the conversion of such shares of Preferred Stock, in each case including the requirement to obtain the approval of the stockholders of the Company) (voting together as a single class).

(i) “SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff (whether or not publicly-available); provided, that any such oral guidance, comments, requirements or requests are shared with the Investors upon request if not publicly-available and (ii) the Securities Act.

(j) “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all similar fees and commissions relating to an Investor’s disposition of its Registrable Securities.

2. REGISTRATION.

(a) Mandatory Registration.

(1) The Company shall, as promptly as reasonably practicable following the Initial Closing, and in any event no later than the applicable Filing Deadline, prepare and file with the SEC an initial Registration Statement (the “Initial Registration Statement”) covering the resale of all Registrable Securities available to be registered. Before filing the Registration Statement, the Company shall furnish to the Investors a copy of the Registration Statement. The Investors and their respective counsel shall have at least three (3) Business Days prior to the anticipated filing date of a Registration Statement to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related Prospectus, prior to its filing with the SEC. Subject to any SEC comments, such Registration Statement shall include the plan of distribution substantially in the form attached hereto as Exhibit A. Such Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities being registered pursuant to such Registration Statement. Unless otherwise agreed to in writing by the Company prior to the date hereof, such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder of securities of the Company without the prior written consent of the Required Investors. The Company shall (a) use commercially reasonable efforts to address in each such document prior to being so filed with the SEC such comments as the Investor or its counsel reasonably proposed to the Company, and (b) not file any Registration Statement or Prospectus or any amendment or supplement thereto containing information regarding any Investor to which such Investor reasonably objects or reasonably believes contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information is required (in the opinion of the Company’s outside legal counsel) to comply with any applicable law or regulation or SEC Guidance. Each Investor shall furnish all information with respect to such Investor reasonably requested by the Company as shall be reasonably required in connection with any registration referred to in this Agreement.

(2) Milestone Registration. Promptly following the date on which the aggregate purchase price paid by the Investors in connection with all Milestone Closings (as defined in the Purchase Agreement) for which Registrable Securities have not yet been registered pursuant to a prior Registration Statement equals or exceeds $5,000,000 in the aggregate (the “Initial Milestone Registration Trigger Date”), and in any event no later than the applicable Filing Deadline, the Company shall prepare and file with the SEC a Registration Statement (the “Milestone Registration Statement”) covering the resale of all such Milestone Shares issued or issuable in connection with all Milestone Closings occurring on or prior to such date that have not yet been registered pursuant to a prior Registration Statement. The Company may, at its election, include the Milestone Shares on the Initial Registration Statement (by way of amendment or post-effective amendment thereto) or on a separate Registration Statement, to the extent permitted by the rules and regulations of the SEC. Before filing the Milestone Registration Statement (or any amendment to an existing Registration Statement to include the Milestone Shares), the Company shall furnish to the Investors a copy of such Registration Statement or amendment. The Investors and their respective counsel shall have at least three (3) Business Days prior to the anticipated filing date thereof to review and comment upon such Registration Statement or amendment and any related Prospectus, prior to its filing with the SEC. The Company shall use its reasonable best efforts to have the Milestone Registration Statement (or such amendment) declared effective by the SEC at the earliest possible date but no later than the earlier of (1) the sixtieth (60th) calendar day following the earlier of (i) the initial filing date of the Milestone Registration Statement (or such amendment) and (ii) the applicable Filing Deadline, if the SEC notifies the Company that it will “review” the Milestone Registration Statement (or such amendment), and (2) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Milestone Registration Statement (or such amendment) will not be “reviewed” or will not be subject to further review (the “Milestone Effectiveness Deadline”). The Company shall use reasonable best efforts to keep the Milestone Registration Statement continuously effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investors of all of the Milestone Shares covered thereby at all times until the earlier to occur of the following events: (i) the date on which the Investors shall have resold all the Registrable Securities covered thereby (whether pursuant to Rule 144, the Registration Statement or otherwise); and (ii) the date on which the Registrable Securities covered thereby may be resold by the Investors without registration, without regard to any volume or manner-of-sale limitations by reason of Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect (the “Registration Period”). Following the Initial Milestone Registration Trigger Date, promptly following the date on which the aggregate purchase price paid by the Investors in connection with all additional Milestone Closings after the Initial Milestone Registration Trigger Date, for which Registrable Securities have not yet been registered pursuant to a prior Registration Statement, equals or exceeds $3,000,000 in the aggregate (in each case, an “Additional Milestone Registration Trigger Date” and together with the Initial Milestone Registration Trigger Date, a “Milestone Registration Trigger Date”), the Company shall, as promptly as reasonably practicable and in any event within thirty (30) calendar days following the applicable Additional Milestone Registration Trigger Date, amend the Milestone Registration Statement or file a New Registration Statement (as defined in Section 2(c) below) to cover the resale of such additional Milestone Shares.

(b) Effectiveness. The Company shall use its reasonable best efforts to have the Initial Registration Statement, and any amendment thereto declared effective by the SEC at the earliest possible date but no later than the earlier of (1) the one hundred and twentieth (120th) calendar day following the earlier of (i) the initial filing date of the Initial Registration Statement and (ii) the applicable Filing Deadline, if the SEC notifies the Company that it will not “review” the Initial Registration Statement, (2) the one hundred and fiftieth (150th) calendar day following the earlier of (i) the initial filing date of the Initial Registration Statement and (ii) the applicable Filing Deadline, if the SEC notifies the Company that it will “review” the Initial Registration Statement and (3) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Initial Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Company shall notify the Investors by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after the Initial Registration Statement is declared effective or is supplemented and shall provide the Investors with copies of any Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. The Company shall use reasonable best efforts to keep the Initial Registration Statement continuously effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investors of all of the Registrable Securities covered thereby during the Registration Period. The Initial Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(c) Sufficient Number of Shares Registered. In the event the number of shares available under the Initial Registration Statement or the Milestone Registration Statement at any time is insufficient to cover the Registrable Securities required to be covered thereby, the Company shall, to the extent necessary and permissible, amend the Initial Registration Statement or the Milestone Registration Statement, as applicable, or file a new registration statement (together with any prospectuses or prospectus supplements thereunder, a “New Registration Statement”), so as to cover all of such additional Registrable Securities as soon as reasonably practicable, but in any event not later than fifteen (15) Business Days after the necessity therefore arises (the “New Registration Filing Deadline”). The Company shall use its reasonable best efforts to have such amendment and/or New Registration Statement become effective as soon as reasonably practicable following the filing thereof, but no later than the earlier of (1) the sixtieth (60th) calendar day following the initial filing date of the New Registration Statement, if the SEC notifies the Company that it will “review” the New Registration Statement and (2) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the New Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of such dates, the “New Registration Effectiveness Deadline”). The provisions of Sections 2(a) and 2(b) shall apply to the New Registration Statement, except as modified hereby.

(d) Liquidated Damages. If (i) the Initial Registration Statement has not been filed by the Filing Deadline, (ii) the Initial Registration Statement has not been declared effective by the Effectiveness Deadline, (iii) the New Registration Statement has not been filed by the New Registration Filing Deadline, (iv) the New Registration Statement has not been declared effective by the New Registration Effectiveness Deadline, (v) the Milestone Registration Statement has not been filed by the applicable Filing Deadline, (vi) the Milestone Registration Statement has not been declared effective by the Milestone Effectiveness Deadline, or (vii) after any Registration Statement (including the Milestone Registration Statement) has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such Registration Statement), but excluding any Allowed Delay (as defined below) or, if the Registration Statement is on Form S-1, for a period of 20 days following the date on which the Company files a post-effective amendment to incorporate the Company’s Annual Report on Form 10-K, then the Company will make pro rata payments to each Investor then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate amount paid pursuant to the Purchase Agreement by such Investor for such Registrable Securities then held by such Investor for each 30-day period or pro rata for any portion thereof during which the failure continues (the “Blackout Period”), provided that no liquidated damages shall be payable if and to the extent to, despite best efforts by the Company to avoid a breach hereof, the Company’s failure was caused by a government shutdown resulting in the SEC’s inability to review or declare effective the Registration Statement. Such payments shall constitute the Investors’ exclusive monetary remedy for such events, but shall not affect the right of the Investors to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than five (5) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Interest shall accrue at the rate of 1.0% per month on any such liquidated damages payments that shall not be paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the above, in no event shall the aggregate amount of liquidated damages (or interest thereon) paid under this Agreement to any Investor exceed, in the aggregate, 5.0% of the aggregate purchase price of the Shares purchased by such Investor under the Purchase Agreement. Notwithstanding anything in this Section 2(d) to the contrary, during any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities because any Investor fails to furnish information required to be provided pursuant to Section 2(a) or Section 4(a) within three Business Days of the Company’s request, any liquidated damages that would otherwise accrue as to such Investor only shall be tolled until such information is delivered to the Company.

(e) Allowable Delays. On no more than two (2) occasions in any twelve (12)-month period for not more than thirty (30) consecutive days or for a total of not more than sixty (60) days, the Company may delay the effectiveness of the Initial Registration Statement, the Milestone Registration Statement or any other Registration Statement, or suspend the use of any Prospectus, in the event that the Board of Directors reasonably determines, in good faith and upon advice of legal counsel, that such delay or suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, including in connection with the negotiation or consummation of a material transaction by the Company that is pending, that would require additional disclosure by the Company in the Registration Statement of material non-public information that the Company has a bona fide business purpose for preserving as confidential and the non-disclosure of which would be expected, in the reasonable determination of the Board of Directors, upon advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of an Investor) disclose to such Investor any material non-public information giving rise to an Allowed Delay and such notice shall specify that an Allowed Delay has commenced and that sales pursuant to the Registration Statement must cease, and the Company shall provide a written notice within twenty-four (24) hours after the termination of the Allowed Delay confirming the sales may be resumed; (b) advise the Investors in writing to cease all sales under the applicable Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(f) Rule 415; Cutback. If at any time the SEC takes the position that (1) the offering of some or all of the Registrable Securities in any Registration Statement (including the Milestone Registration Statement) is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities), (2) certain Registrable Securities cannot be registered until Stockholder Approval has been obtained, or (3) the SEC requires any Investor to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) make commercially reasonable efforts to persuade the SEC that all Registrable Securities can be registered pursuant to the Registration Statement and, to the extent applicable, that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter.” Each Investor shall have the right to have its legal counsel at such Investor’s expense, to review and oversee any registration or matters pursuant to this Section 2(f), including participating in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which any Investor’s counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2(f), the SEC refuses to alter its position, the Company shall (A) remove from such Registration Statement such portion of the Registrable Securities (the “Cut-Back Shares”) and/or (B) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415, other applicable provisions of the Securities Act and SEC comments (collectively, the “SEC Restrictions”); provided, however, that the Company shall not name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor (provided that, in the event an Investor withholds such consent, the Company shall have no obligation hereunder to include any Registrable Securities of such Investor in any Registration Statement covering the resale thereof until such time as the SEC no longer requires such Investor to be named as an “underwriter” in such Registration Statement or such Investor otherwise consents in writing to being so named). Any cut-back imposed on the Investors pursuant to this Section 2(f) shall be allocated among the Investors on a pro rata basis and shall be applied first to any of the Registrable Securities of an Investor as such Investor shall designate, unless the SEC Restrictions otherwise require or provide otherwise, or an Investor otherwise agrees. No liquidated damages shall accrue as to any Cut-Back Shares until such date as the Company is able to effect the registration of such Cut-Back Shares in accordance with any SEC Restrictions applicable to such Cut-Back Shares (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date applicable to any Cut-Back Shares, all of the provisions of this Section 2 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein and the liquidated damages provisions relating thereto) shall again be applicable to such Cut-Back Shares; provided, however, that the date by which the Company is required to file the Registration Statement with respect to such Cut-Back Shares shall be the fifteenth (15th) day following the Restriction Termination Date and the date by which the Company is required to have the Registration Statement effective with respect to such Cut-Back Shares shall be the sixtieth (60th) day immediately after the Restriction Termination Date.

(g) Each Registration Statement filed hereunder (including the Milestone Registration Statement) shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another form in accordance with the provisions of this Section 2(g)). If, in the reasonable opinion of the Company’s counsel, the Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as practicable after such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

3. RELATED COMPANY OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be Registered pursuant to Section 2, including on the Initial Registration Statement, the Milestone Registration Statement or on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a) Notifications. The Company will notify the Investors promptly of the time when any subsequent amendment to the Initial Registration Statement or any New Registration Statement, other than documents incorporated by reference, has been filed with the SEC and/or has become effective or where a receipt has been issued therefor or any subsequent supplement to a Prospectus has been filed and of any request by the SEC for any amendment or supplement to the Registration Statement, any New Registration Statement or any prospectus or for additional information.

(b) Amendments. The Company will prepare and file with the SEC any amendments, post-effective amendments or supplements to the Initial Registration Statement, any New Registration Statement or any Prospectus, as applicable, that, (a) as may be necessary to keep such Registration Statement effective for the Registration Period and to comply with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the distribution of all of the Registrable Securities covered thereby, or (b) in the reasonable opinion of the Investors and the Company, as may be necessary or advisable in connection with any acquisition or sale of Registrable Securities by the Investors.

(c) Investor Review. The Company will not file any amendment or supplement to the Registration Statement, any New Registration Statement or any Prospectus, other than documents incorporated by reference, relating to any Investor, the Registrable Securities or the transactions contemplated hereby unless (A) such Investor and its counsel shall have been advised and afforded the opportunity to review and comment thereon at least three (3) Business Days prior to filing with the SEC and (B) the Company shall have given reasonable due consideration to any comments thereon received from such Investor or its counsel.

(d) Copies Available. The Company will furnish to any Investor whose Registrable Securities are included in any Registration Statement and its counsel copies of the Initial Registration Statement, any Prospectus thereunder (including all documents incorporated by reference therein), any Prospectus supplement thereunder, any New Registration Statement and all amendments to the Initial Registration Statement or any New Registration Statement that are filed with the SEC during the Registration Period (including all documents filed with or furnished to the SEC during such period that are deemed to be incorporated by reference therein), each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment) and such other documents as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by such Registration Statement, in each case as soon as reasonably practicable upon such Investor’s request and in such quantities as such Investor may from time to time reasonably request; provided, however, that the Company shall not be required to furnish any document to such Investor to the extent such document is available on EDGAR.

(e) Notification of Stop Orders; Material Changes. The Company shall use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order as soon as practicable. The Company shall advise the Investors promptly (but in no event later than 24 hours) and shall confirm such advice in writing, in each case: (i) of the Company’s receipt of notice of any request by the SEC or any other federal or state governmental authority for amendment of or a supplement to the Registration Statement or any Prospectus or for any additional information; (ii) of the Company’s receipt of notice of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Initial Registration Statement or prohibiting or suspending the use of any Prospectus or Prospectus supplement, or any New Registration Statement, or of the Company’s receipt of any notification of the suspension of qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or contemplated initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in any Registration Statement or any Prospectus untrue or which requires the making of any additions to or changes to the statements then made in any Registration Statement or any Prospectus in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading, or of the necessity to amend any Registration Statement or any Prospectus to comply with the Securities Act or any other law. The Company shall not be required to disclose to the Investors (and shall not so disclose to any Investor without such Investor’s prior written consent) the substance of specific reasons of any of the events set forth in clauses (i) through (iii) of the immediately preceding sentence (each, a “Suspension Event”), but rather, shall only be required to disclose that the event has occurred; provided that the Company shall not provide any material non-public information to the Investors in such notice. If at any time the SEC, or any other federal or state governmental authority, shall issue any stop order suspending the effectiveness of any Registration Statement or prohibiting or suspending the use of any Prospectus or Prospectus supplement, the Company shall use its reasonable best efforts to obtain the withdrawal of such order at the earliest practicable time. The Company shall furnish to the Investors, without charge, a copy of any correspondence from the SEC or the staff of the SEC, or any other federal or state governmental authority to the Company or its representatives relating to the Initial Registration Statement, any New Registration Statement or any Prospectus, or Prospectus supplement as the case may be. In the event of a Suspension Event set forth in clause (iii) of the second sentence of this Section 3(e), the Company will use its commercially reasonable efforts to publicly disclose such event as soon as reasonably practicable, or otherwise resolve the matter such that sales under Registration Statements may resume. Except as otherwise required by applicable law, the Company may not suspend pursuant to a Suspension Event on no more than two (2) occasions in any twelve (12)-month period for not more than thirty (30) consecutive days or for a total of not more than sixty (60) days.

(f) Confirmation of Effectiveness. If reasonably requested by an Investor at any time in respect of any Registration Statement, the Company shall deliver to such Investor a written confirmation (email being sufficient) from Company’s counsel of whether or not the effectiveness of such Registration Statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not such Registration Statement is currently effective and available to the Company for sale of Registrable Securities.

(g) Listing. The Company shall use best efforts to cause all Registrable Securities covered by a Registration Statement to be listed and to maintain such listing on the Nasdaq Capital Market and/or any other National Exchange upon which the Registrable Securities are listed provided that the Company shall not be required to take any action that would violate applicable law or the rules of such National Exchange.

(h) Compliance. The Company shall otherwise use best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act by 9:30 a.m. New York time on the Business Day following the date the applicable Registration Statement is declared effective, promptly inform the Investors in writing if, at any time during the Registration Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investors are required to deliver a prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder, and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 3(h), “Availability Date” means the forty-fifth (45th) calendar day following the end of the fourth (4th) fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth (4th) fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the ninetieth (90th) calendar day after the end of such fourth (4th) fiscal quarter).

(i) Blue-Sky. The Company shall register or qualify or cooperate with any Investor and its counsel in connection with the registration or qualification of such Registrable Securities for the offer and sale under the securities or blue sky laws of such jurisdictions reasonably requested by such Investor; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(i), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(i), or (iii) file a general consent to service of process in any such jurisdiction.

(j) Rule 144. With a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell the Registrable Securities to the public without registration, the Company covenants and agrees to, for so long as any Registrable Securities are outstanding, (i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as there are no longer Registrable Securities (without the requirement for the Company to be in compliance with any current public information requirements); (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; (iii) furnish electronically to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of or electronic access to the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration; and (iv) in furtherance of (iii)(C) above, use commercially reasonable efforts to provide such other information as may be reasonably requested by such Investor to allow counsel for such Investor to provide, at such Investor’s sole cost, any legal opinions in connection with the sale or transfer of Registrable Securities pursuant to Rule 144 or any other exemption from registration under the Securities Act.

(k) Cooperation. The Company shall cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates or uncertificated shares representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the holders of the Registrable Securities may reasonably request in accordance with the provisions of the Purchase Agreement, and the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System.

(l) Removal of Restrictive Legends. Without limiting Section 5.5 of the Purchase Agreement, the Company shall use reasonable best efforts to cause the Company’s transfer agent to remove any restrictive legend from any Registrable Securities, as promptly as reasonably practicable following effectiveness of the applicable Registration Statement, without any request for removal being required from any holder of Registrable Securities.

4. OBLIGATIONS OF THE INVESTORS.

(a) Investor Information. Each Investor shall provide a completed Investor Questionnaire in the form attached hereto as Exhibit B and such other information reasonably requested by the Company in connection with the registration of the Registrable Securities. If the Company has not received such completed questionnaire from an Investor within five (5) Business days of the Company’s request, the Company may file the Registration Statement without including such Investor’s Registrable Securities.

(b) Suspension of Sales. Each Investor, severally and not jointly with any other Investor, agrees that, upon receipt of any notice from the Company of the existence of an Allowed Delay or Suspension Event, the Investor will promptly discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Investor’s receipt of a notice from the Company confirming the resolution of such Allowed Delay or Suspension Event and that such dispositions may again be made; provided, for the avoidance of doubt, that the foregoing shall not limit the right of the Investor to sell or otherwise dispose of the Registrable Securities pursuant to Rule 144 or any other exemption from the registration requirements of the Securities Act or to settle a transaction pursuant to a Registration Statement as to which a contract for such sale was entered into prior to such Investor’s receipt of the notice from the Company of the existence of the Allowed Delay or Suspension Event. The Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with any sale of Registrable Securities pursuant to a Registration Statement with respect to which such Investor has entered into a contract for sale prior to such Investor’s receipt of the notice from the Company of the existence of the Allowed Delay or Suspension Event.

(c) Investor Cooperation. Each Investor, severally and not jointly with any other Investor, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any amendments and supplements to any Registration Statement or New Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

5. EXPENSES OF REGISTRATION.

All Registration Expenses incurred in connection with registrations pursuant to this Agreement shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of an Investor shall be borne by the Investor incurring the relevant Selling Expenses.

6. INDEMNIFICATION.

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, each Person, if any, who controls each Investor, the members, shareholders, directors, officers, partners, employees, members, managers, agents, representatives and advisors of each Investor and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, obligation, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges and costs (including, without limitation, court costs and costs of preparation), reasonable and documented attorneys’ fees, amounts paid in settlement (with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) and or reasonable and documented expenses (collectively, “Claims”) reasonably incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (the “Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof, or (ii) any violation or alleged violation by the Company or any of its Subsidiaries of the Securities Act, Exchange Act or any other state securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered or any rule or regulation promulgated thereunder applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration of the Registrable Securities (the matters in the foregoing clauses (i) and (ii) being, collectively, “Violations”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable and documented out of pocket legal fees or other reasonable and documented expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (A) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by the relevant Investor or such relevant Indemnified Person specifically for use in such Registration Statement or prospectus and was reviewed and approved in writing by such Investor or such Indemnified Person expressly for use in connection with the preparation of any Registration Statement, any prospectus or any such amendment thereof or supplement thereto if the foregoing was timely made available by the Company; (B) with respect to any superseded prospectus, shall not inure to the benefit of any such Person from whom the Person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any other Indemnified Person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, and the Indemnified Person was promptly advised in writing not to use the outdated, defective or incorrect prospectus prior to the use giving rise to a Violation; (C) shall not be available to the extent such Claim is based on a failure of the relevant Indemnified Person to deliver, or cause to be delivered, if required the prospectus to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities; and (D) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by an Investor pursuant to Section 8.

(b) In connection with the Initial Registration Statement, any New Registration Statement or any prospectus, each Investor, severally and not jointly, agrees to indemnify, hold harmless and defend, the Company, each of its directors, and officers who signed the Initial Registration Statement or signs any New Registration Statement, and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission occurred in reliance upon and in conformity with information about the relevant Investor furnished in writing by such Investor to the Company expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement, any prospectus or any such amendment thereof or supplement thereto or (ii) any violation or alleged violation by such Investor of its obligations under this Agreement. In no event shall the liability of an Investor under this Section 6(b) be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Investor in connection with any claim relating to this Section 6 and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission, such alleged untrue statement or omission, such violation or such alleged violation) received by such Investor upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b), shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by an Investor pursuant to Section 8.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be, and upon such notice, the indemnifying party shall not be liable to the Indemnified Person or the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Person or the Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Person or Indemnified Party (together with all other Indemnified Persons and Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel with the reasonable fees and expenses of one such counsel to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise unless such judgment or settlement (i) imposes no liability or obligation on, (ii) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the Indemnified Party or Indemnified Person in respect to or arising out of such claim or litigation in favor of, and (iii) does not include any admission of fault, culpability, wrongdoing, or wrongdoing or malfeasance by or on behalf of, the Indemnified Party or Indemnified Person. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred. Any Person receiving a payment pursuant to this Section 6 which person is later determined to not be entitled to such payment shall promptly return such payment (including reimbursement of expenses) to the person making it.

(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 7 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by such seller from the sale of such Registrable Securities giving rise to such contribution obligation.

8. ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the Required Investors; provided, however, that in any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company is a party and in which the Registrable Securities are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by such Investor in connection with such transaction unless such securities are otherwise freely tradable by such Investor after giving effect to such transaction, and the prior written consent of the Required Investors shall not be required for such transaction. An Investor may transfer or assign its rights hereunder, in whole or from time to time in part, to one or more Persons in connection with the transfer of not fewer than 100,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) Registrable Securities by such Investor to such Person, provided that such Investor complies with all laws applicable thereto, and the provisions of the Purchase Agreement, and provides written notice of assignment to the Company promptly after such assignment is effected, and such Person agrees in writing to be bound by all of the provisions contained herein.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Investor and its successors and permitted assigns.

9. AMENDMENTS AND WAIVERS.

The provisions of this Agreement, including the provisions of this sentence, may be amended, modified or supplemented, or waived only by a written instrument executed by (a) the Company and (b) the Required Investors, provided that (i) any party may give a waiver as to itself, (ii) any amendment, modification, supplement or waiver that disproportionately and adversely affects the rights and obligations of any Investor relative to the comparable rights and obligations of the other Investors shall require the prior written consent of such adversely affected Investor or each Investor, as applicable, and (iii) any amendments to Section 6 or Section 7 or to the definitions of “Filing Deadline,” “Effectiveness Deadline,” “Milestone Effectiveness Deadline” or “Registration Period” shall require the written consent of each Investor. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of one or more Investors and that does not adversely directly or indirectly affect the rights of other Investors may be given by Investors holding a two-thirds (66.66%) majority of the then outstanding Registrable Securities (determined as if all of the (i) Warrants then outstanding have been exercised in full without regard to any limitations on the exercise of such Warrants and (ii) shares of Preferred Stock then outstanding have been converted in full without regard to any limitations on the conversion of such shares of Preferred Stock, including in each case the requirement to obtain the Required Parent Stockholder Vote) to which such waiver or consent relates; provided such consenting Investors shall not in any event be paid any separate consideration in connection with any such amendment or waiver.

10. MISCELLANEOUS.

(a) Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

i. If to the Company, addressed as follows:

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Ste 300

Glen Allen, VA 23060

Attention: Cary J. Claiborne, President and CEO

Email Address: Cclaiborne@adialpharma.com

with a copy to (which shall not constitute notice):

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Leslie Marlow and Hank Gracin

Email Address: Leslie.Marlow@blankrome.com and Hank.Gracin@blankrome.com

ii. If to any Investor, at its e-mail address or address set forth on its signature page or Exhibit A to the Purchase Agreement or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 10.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

(b) Reserved.

(c) No Waiver. No failure or delay on the part of any party hereto in the exercise of any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

(d) Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury. The provisions of Section 8.6 of the Purchase Agreement are incorporated by reference herein mutatis mutandis.

(e) Integration. This Agreement and the other Transaction Agreements (including all schedules and exhibits hereto and thereto) constitute the entire agreement between the parties hereto respecting the subject matter hereof and thereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof and thereof, whether written or oral.

(f) Headings. The titles, subtitles and headings in this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(g) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf signature including any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

(h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) Contract Interpretation. This Agreement is the joint product of each Investor and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

(j) No Third-Party Beneficiaries. Except as set forth in Sections 6 and 7, nothing in this Agreement is intended for the benefit of any party other than the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as expressly provided in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(k) Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

(l) Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, stockholder, general or limited partner or member of the Investors or of any Affiliates or assignees thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, stockholder, general or limited partner or member of the Investors or of any Affiliates or assignees thereof, as such for any obligation of the Investors under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(m) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to seek to obtain specific performance of the agreements and obligations of the Company hereunder and to such other injunction or equitable relief as may be granted by a court of competent jurisdiction.

(n) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of date first written above.

COMPANY:

ADIAL PHARMACEUTICALS, INC.

By:
Name:	Cary Claiborne
Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of date first written above.

INVESTOR

[NAME]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A

Plan of Distribution

Exhibit B

Investor Questionnaire